             AS FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION
                              ON FEBRUARY 12, 2003


                   PRELIMINARY CONSENT SOLICITATION STATEMENT
                              FILED ON SCHEDULE 14A


         CONSENT SOLICITATION STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement

/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/ /  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                    ENSTAR INCOME/GROWTH PROGRAM FIVE-A, L.P.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         Units of Limited Partnership Interest.

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction: $
                                                           ----------------
     (5) Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         ---------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

         ---------------------------------------------------------------------

     (3) Filing Party:

         ---------------------------------------------------------------------

     (4) Date Filed:

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                                PRELIMINARY COPY

THE TRANSACTION DESCRIBED IN THE ATTACHED CONSENT SOLICITATION STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
(THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION OR AGENCY, NOR HAS THE COMMISSION OR ANY SUCH STATE COMMISSION OR AGENCY PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                    ENSTAR INCOME/GROWTH PROGRAM FIVE-A, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                             12405 POWERSCOURT DRIVE
                            ST. LOUIS, MISSOURI 63131

                                           , 2003
                               ------------

Dear Limited Partner:


         As a holder of limited partnership units ("units") of Enstar Income/Growth Program Five-A, L.P. ("Enstar 5A"), you are being asked to vote upon a plan of liquidation (the "Liquidation Plan") for Enstar 5A. Enstar 5A's principal asset is its 50% ownership interest in Enstar Cable of Cumberland Valley, a Georgia general partnership (the "joint venture"). The joint venture owns and operates cable television systems in Kentucky, Tennessee and Missouri (collectively, the "system"). All holders of units in Enstar 5A ("unitholders") are being asked to consent to the sale of all of the cable television systems of the joint venture and to the subsequent liquidation and dissolution of Enstar 5A, which will result in each unitholder receiving approximately $107 per unit in liquidating distributions. The units were originally issued at a price of $250. Since the initial issuance of units, unitholders have received aggregate cash distributions of approximately $33 per unit. We estimate that Enstar 5A and the joint venture will incur approximately $139,350 and $224,200, respectively, in fees, charges and other costs in connection with the Liquidation Plan. In addition, we and our affiliates expect to receive approximately $650,200 in repayment of deferred management fees and approximately $1,394,500 in repayment of other obligations owed by Enstar 5A and the joint venture.


         The Liquidation Plan will not be implemented unless it is approved by unitholders holding a majority of the units. Please complete and return your consent card as soon as possible. If you fail to send in your consent card, it will have the same effect as a vote to "DISAPPROVE" the Liquidation Plan.


         In addition, the Liquidation Plan will not become effective unless certain portions of the Liquidation Plan also are approved by a majority-in-interest of the limited partners of Enstar Income/Growth Program Five-B, L.P. ("Enstar 5B"), Enstar 5A's co-partner in the joint venture.


         We urge you to read carefully the attached consent solicitation statement in its entirety before voting. The consent solicitation statement sets forth our reasons for believing that the Liquidation Plan is the best alternative available to the unaffiliated unitholders and sets forth the basis for our recommendation. The consent solicitation statement also describes in detail the Liquidation Plan. If you have any questions, or need assistance in completing and returning your consent card, please feel free to contact Enstar 5A's soliciting agent, D.F. King & Co., Inc., at (800) 207-2014.

         You may also contact us at our principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations; telephone: (314) 543-2389.

                                          Very truly yours,
                                          Enstar Communications Corporation
                                          Corporate General Partner

                    ENSTAR INCOME/GROWTH PROGRAM FIVE-A, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                             12405 POWERSCOURT DRIVE
                            ST. LOUIS, MISSOURI 63131

                         NOTICE OF CONSENT SOLICITATION

                                                                    , 2003
                                                        ------------

To the Limited Partners of Enstar Income/Growth Program Five-A, L.P.:

         NOTICE IS HEREBY GIVEN to the holders (the "unitholders") of the limited partnership units (the "units") of Enstar Income/Growth Program Five-A, L.P., a Georgia limited partnership ("Enstar 5A"), that Enstar Communications Corporation, a Georgia corporation and a general partner of Enstar 5A (the "corporate general partner"), is soliciting written consents on behalf of Enstar 5A to approve a plan of liquidation (the "Liquidation Plan").


         Enstar 5A currently owns a 50% interest in Enstar Cable of Cumberland Valley, a Georgia general partnership (the "joint venture"). The joint venture owns and operates cable television systems in and around the communities of Monticello, Whitley City, Liberty, Cumberland, Greensburg, Williamsburg, Hustonville/Moreland and Russell Springs, Kentucky, Jellico, Tennessee and Pomme de Terre, Missouri, which had an aggregate of approximately 12,604 basic subscribers as of January 31, 2003 (collectively, the "system"). Enstar 5A's equal co-partner in the joint venture is Enstar Income/Growth Program Five-B, L.P., a Georgia limited partnership ("Enstar 5B").


         Under the Liquidation Plan, the joint venture will sell, in two separate transactions, its cable television system assets to Access Cable Television, Inc., a Kentucky corporation ("Access"), and Cumberland Cellular, Inc., a Kentucky corporation ("Cumberland"), and the joint venture will subsequently dissolve and terminate its operations.

         The Liquidation Plan authorizes:

     o the joint venture to sell that portion of the system serving the communities in and around Monticello, Whitley City, Liberty, Cumberland, Greensburg, Williamsburg, and Hustonville/Moreland, Kentucky and Jellico, Tennessee (collectively, the "Access system") to Access under an asset purchase agreement for a sale price of approximately $6,938,400 in cash, subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions (the "Access Sale");


     o the joint venture to sell that portion of the system serving the communities in and around Russell Springs, Jamestown and Russell County, Kentucky (collectively, the "Cumberland system") to Cumberland under an asset purchase agreement for a sale price of approximately $3,521,840 in cash, subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions (the "Cumberland Sale");


     o the subsequent dissolution, termination and liquidation of the joint venture and its remaining assets through one or more liquidating distributions to the two general partners, one of which is Enstar 5A, in accordance with the partnership agreement of the joint venture (the "Joint Venture Liquidation"); and

     o the subsequent dissolution, termination and liquidation of Enstar 5A through one or more liquidating distributions to the general partners and the unitholders, in accordance with Enstar 5A's partnership agreement (the "Enstar Liquidation").


         WE ARE PROVIDING UNITHOLDERS WITH AN OPPORTUNITY TO SEPARATELY VOTE UPON EACH PROPOSAL. HOWEVER, THE LIQUIDATION PLAN WILL NOT BE COMPLETED UNLESS UNITHOLDERS APPROVE ALL PROPOSALS.

         We expect that the Pomme de Terre, Missouri system will be sold in a separate transaction that is not part of the Liquidation Plan submitted to the unitholders. The Access Sale, the Cumberland Sale, the Joint Venture Liquidation and the Enstar Liquidation are more fully described in this consent solicitation statement under "Liquidation Plan Summary" on pages 3-6, "Questions and Answers About the Liquidation Plan" on pages 7-8, "Special Factors" on pages 13-48 and "Voting Procedures" on pages 53-54.

         Enstar 5A is seeking to obtain approval of the Liquidation Plan from its unitholders through the solicitation of written consents. No meeting of the unitholders will be held. The consent of unitholders holding a majority of the outstanding units on the record date specified below as to each proposal is required in order to adopt the Liquidation Plan, and will bind all of the unitholders. As of December 31, 2002, there were approximately 1,413 unitholders of Enstar 5A holding a total of 59,766 units.

         The close of business on          , 2003 is the record date for
                                  ---------
determining the limited partners entitled to receive notice of the solicitation of consents and to consent to the Liquidation Plan. Consents of the limited partners will be solicited during the period (the "Solicitation Period"), which
begins on           , 2003 and will end at 5:00 p.m., New York City time, on the
          ----------
earlier of (1) the date on which the consents of limited partners holding a majority of the units entitled to consent and approving each proposal of the Liquidation Plan are received by the corporate general partner and/or the
soliciting agent; or (2)         , 2003 (or, if the Solicitation Period is
                         --------
extended by the corporate general partner, at 5:00 p.m., New York City time, on the expiration date of the extended Solicitation Period).

         Please indicate your approval, disapproval or abstention with respect to the Liquidation Plan by marking and signing the enclosed consent card and returning it in the enclosed self-addressed envelope to D.F. King & Co., Inc., the soliciting agent, at 77 Water Street, New York, New York 10005. If you sign and send in the enclosed consent card but do not indicate how you want to vote as to the Liquidation Plan, your consent card will be treated as voting to APPROVE the Liquidation Plan. If you fail to send in your consent card, it will have the same effect as a vote to DISAPPROVE the Liquidation Plan.

         You may change your vote at any time before 5:00 p.m., New York City time, on the earlier of: (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving each proposal of the Liquidation Plan are received by the corporate general partner and/or the
soliciting agent; or (2)            , 2003 (or, if the corporate general partner
                         -----------
extends the Solicitation Period, at any time before 5:00 p.m., New York City time, on the expiration date of the extended Solicitation Period). You can do this by sending a written notice dated later than your consent card stating that you would like to revoke or change your vote, or by completing and submitting a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent, D.F. King & Co., Inc. If you instructed a broker to vote your units, you must follow your broker's directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received by D.F. King & Co., Inc. before the end of the original Solicitation Period or extended Solicitation Period, as the case may be.


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

         You also may contact Enstar 5A and the corporate general partner at their principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations; telephone: (314) 543-2389.

         Your approval is important. Please read the consent solicitation statement carefully and then complete, sign and date the enclosed consent card and return it in the self-addressed prepaid envelope or by sending a facsimile of the front and back of the consent card to D.F. King & Co., Inc. Your prompt response is appreciated.




                                    ENSTAR COMMUNICATIONS CORPORATION

                                        CORPORATE GENERAL PARTNER




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

                    ENSTAR INCOME/GROWTH PROGRAM FIVE-A, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                             12405 POWERSCOURT DRIVE
                            ST. LOUIS, MISSOURI 63131


                         ------------------------------
                         CONSENT SOLICITATION STATEMENT
                         ------------------------------



         This consent solicitation statement relates to the solicitation by the corporate general partner of Enstar Income/Growth Program Five-A, L.P. ("Enstar 5A") of the consent of the unitholders of Enstar 5A to a Liquidation Plan for Enstar 5A and its 50%-owned joint venture. This consent solicitation statement contains information about the Liquidation Plan that may be important to your decision.


         You should carefully read this entire document before you decide whether to approve or disapprove the Plan of Liquidation.


         This consent solicitation statement and the accompanying consent card
are first being mailed to the limited partners on or about          , 2003.
                                                           ---------

         This consent solicitation statement is being furnished to the unitholders by the following entities, which are collectively called the "participants:" Enstar 5A; the corporate general partner of Enstar 5A; Charter Communications Holding Company, LLC ("Holdco"); and their ultimate parent, Charter Communications, Inc. ("Charter, Inc.").

         The soliciting agent, D.F. King & Co., Inc., has been retained to assist Enstar Communications in soliciting the consents with respect to the Liquidation Plan for a base fee of approximately $3,750, plus additional fees and reimbursement of expenses, estimated at approximately $5,000. All costs associated with the solicitation will be paid by Enstar 5A.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This consent solicitation statement includes certain forward-looking statements regarding, among other things, future results of operations, regulatory requirements, competition, capital needs, general business conditions applicable to Enstar 5A and the anticipated effect on unitholders of the proposed Liquidation Plan. Such forward-looking statements involve risks and uncertainties including, without limitation, the uncertainty of legislative and regulatory changes, the rapid developments in the competitive environment facing cable television operators such as the joint venture and Enstar 5A, and the completion of the Access Sale, the Cumberland Sale and Liquidation Plan in accordance with their respective terms. In addition to the information provided herein, reference is made to the accompanying copy of Enstar 5A's Annual Report on Form 10-K for the year ended December 31, 2001 and Enstar 5A's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 for additional information regarding such matters and the effect thereof on Enstar 5A's business.




         The date of this consent solicitation statement is           , 2003.
                                                            ----------



                                     - 1 -



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                                TABLE OF CONTENTS

                    ENSTAR INCOME/GROWTH PROGRAM FIVE-A, L.P.


LIQUIDATION PLAN SUMMARY....................................................  3
QUESTIONS AND ANSWERS ABOUT THE LIQUIDATION PLAN............................  7
WHO CAN HELP ANSWER YOUR QUESTIONS..........................................  9
OWNERSHIP STRUCTURE CHART................................................... 10

SELECTED FINANCIAL INFORMATION.............................................. 11
SPECIAL FACTORS............................................................. 13
   General.................................................................. 13
   Background, Purpose and Reasons for the Access Sale, the Cumberland
      Sale and the Missouri Sale............................................ 13
   Alternatives to Liquidation Plan Not Prudent............................. 16
   Ability to Sell Units.................................................... 17
   Effects of the Transaction............................................... 18
   Best Available Transaction............................................... 19
   Recommendation of the Corporate General Partner and Other Participants... 28
   Related Party Transactions............................................... 31
   Conflicts of Interest.................................................... 32
   The Access Purchase Agreement............................................ 32
   The Cumberland Purchase Agreement........................................ 35
   Description of Assets.................................................... 39
   Use of Proceeds and Cash Distributions................................... 40
   Disadvantages of the Liquidation Plan.................................... 41
   Consequences of Failure to Approve the Liquidation Plan.................. 41
   Effect of Termination of the Access Sale or the Cumberland Sale.......... 42
   Approval of the Liquidation Plan by Enstar 5B............................ 42
   Sale of the Missouri System.............................................. 42
   Liquidation of the Joint Venture......................................... 43
   Liquidation of Enstar 5A................................................. 43
   Federal Income Tax Consequences of the Liquidation Plan.................. 44
   State Tax Consequences................................................... 47
   No Appraisal Rights...................................................... 47
NO ESTABLISHED MARKET PRICES FOR PARTNERSHIP UNITS.......................... 48
DISTRIBUTIONS TO UNITHOLDERS................................................ 48
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF............................. 48
IDENTITY AND BACKGROUND OF CERTAIN PERSONS.................................. 49
   Enstar Communications Corporation........................................ 49
   Robert T. Graff.......................................................... 51
   Charter Communications, Inc.............................................. 51
   Charter Communications Holding Company, LLC.............................. 53
VOTING PROCEDURES........................................................... 53
AVAILABLE INFORMATION....................................................... 54
INFORMATION INCORPORATED BY REFERENCE....................................... 55


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                            LIQUIDATION PLAN SUMMARY

         The following summary highlights very important information contained elsewhere in this consent solicitation statement, but does not contain all of the information in this consent solicitation statement that may be important to your decision. You should carefully read this entire document before you decide whether to approve or disapprove the Plan of Liquidation.


         o BACKGROUND. In 1999, the corporate general partner commenced a process of seeking purchasers for all of the cable television systems of the joint venture, as well as 13 other, affiliated partnership cable operators. This effort was undertaken primarily because, based on its experience in the cable television industry, the corporate general partner concluded that generally applicable market conditions and competitive factors would increasingly make it extremely difficult for smaller operators of rural cable systems, such as the joint venture, to effectively compete and be financially successful. Specifically, the system continues to face significant competition from direct broadcast satellite ("DBS") operators. The corporate general partner believes that the system must be upgraded in order for the system to maintain its subscriber base and to be competitive with DBS. Upgrading the system would cost an estimated $20.6 million to $24.8 million in order to offer services comparable to DBS operators. The corporate general partner believes that this investment cannot be viably supported by the joint venture's potential revenues and operating income. For more information, please see "Special Factors--Background, Purpose and Reasons for the Access Sale, the Cumberland Sale and the Missouri Sale" on pages 13-16.

         o MARKETING THE SYSTEM. The bidding process for the system was conducted by Daniels & Associates, L.P. ("Daniels"), a prominent business broker with extensive expertise in the cable and telecommunications industry. Daniels marketed the joint venture's cable television systems, as well as the cable systems of the other affiliated Enstar partnerships, to third parties whom Daniels identified as being likely to have an interest in acquiring the systems. Ultimately, this process, which included two separate phases and took over two years, resulted in the corporate general partner's conclusion that the Access Sale, the Cumberland Sale and the Missouri Sale offered the best available transaction for the sale of the joint venture's system. For more information, please see "Special Factors--Best Available Transaction" on pages 19-28.

         o SALE OF THE SYSTEM. The joint venture proposes to sell the system as part of the Liquidation Plan. The terms and conditions of each transaction are described below. For more information, please see "Special Factors -- The Access Purchase Agreement" on pages 32-35 and "-- The Cumberland Purchase Agreement" on pages 35-39.

                  THE ACCESS SALE. The sale price is approximately $6,938,400, subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions, in immediately available funds, for the Access system. Adjustments to the sale price include customary working capital closing adjustments. In addition, the joint venture was assigned a prescribed target number of 10,659 basic subscribers at closing, and any shortfall in that target number at closing will result in the sale price being reduced by $650 per shortfall subscriber. As of January 31, 2003, there was a shortfall of 1,234 subscribers, which if the closing were held at that date would reduce the purchase price by $802,100. At closing, Access will deposit $208,152 of the purchase price in escrow to provide funds for the payment of any indemnification to which Access may be entitled arising after the closing if claims exceed $150,000. Total indemnification may not exceed $750,000.

                  THE CUMBERLAND SALE. The sale price originally agreed to by the parties was approximately $3,707,200, subject to closing sale price adjustments, an escrow for indemnity claims and

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         customary closing conditions, in immediately available funds, for the
         Cumberland system. This price was based on an assigned price of $1,400 per subscriber in the joint venture's system. The parties agreed to amend the purchase agreement on February 3, 2003 in order to give Enstar 5A more time to obtain unitholder approval for the Cumberland Sale. In agreeing to this amendment, Cumberland required that the purchase price be reduced to $1,330 per subscriber, or a total sale price of approximately $3,521,840. Adjustments to the sale price include customary working capital closing adjustments. In addition, the joint venture was assigned a prescribed target number of 2,648 subscribers at closing, and any shortfall in that target number at closing will result in the sale price being reduced by $1,400 per shortfall subscriber. At January 31, 2003, the Cumberland system had approximately 2,401 basic subscribers. Also, the sale price will be reduced by $25,000 for every full percentage point decrease in expanded basic subscriber penetration between March 31, 2002 and the closing date. At March 31, 2002, expanded basic subscriber penetration was 86.21%. As of January 31, 2003, there was a shortfall in subscribers of 247 subscribers and basic subscriber penetration had decreased by 4.8%. Accordingly, if the closing were held at that date these purchase price adjustments would result in a decrease in purchase price of $458,300.


                  At closing, Cumberland will deposit $250,000 of the purchase price in escrow to provide funds for the payment of any indemnification to which Cumberland may be entitled arising after the closing if claims exceed $150,000. Total indemnification may not exceed $1,000,000.

                  CLOSING CONDITIONS. The Access Sale and the Cumberland Sale are each subject to several customary closing conditions, any or all of which may be waived. These conditions include a requirement that the joint venture shall have obtained certain material and required consents, including necessary general and limited partner consents, and there shall have been no material adverse change in the business, financial condition or prospects of the system prior to closing.


                  EFFECT OF TERMINATION. Even if the Liquidation Plan is approved by the unitholders, the Access Sale or the Cumberland Sale may not occur because the terms of the asset purchase agreements allow the agreements to be terminated prior to closing. If the Liquidation Plan is approved by unitholders, but one of the asset purchase agreements are terminated prior to closing, then the corporate general partner intends to complete the transaction with the purchaser whose agreement has not been terminated. The joint venture would continue to operate that portion of the system that has not been sold and the corporate general partner would continue to seek buyers for the remaining portion. There can be no assurance that the joint venture could profitably operate after such a sale where only a portion of the system remains. For more information, please see "Special Factors--Effect of Termination of the Access Sale or the Cumberland Sale" on page 42.

         o THE MISSOURI SALE. Access and Cumberland have agreed to purchase all of the joint venture's cable television system assets except for cable system assets in Pomme de Terre, Missouri. The joint venture has entered into an asset purchase agreement to sell the joint venture's remaining system in Pomme de Terre, Missouri (the "Missouri Sale") to Telecommunications Management, LLC, a Missouri limited liability company ("Telecommunications"). As of January 31, 2003, the Pomme de Terre system had approximately 6% of the 12,604 total subscribers in the joint venture's system. The limited partnership agreement for Enstar 5A gives the general partners the authority to sell insubstantial portions of the property and assets of Enstar 5A without unitholder approval. The corporate general partner believes that the Pomme de Terre system is not a substantial part of the joint venture's system and believes the sale to Telecommunications to be in the best interests of Enstar 5A and the unitholders. Accordingly, the corporate general partner intends to sell the Missouri system whether or not unitholders approve the Liquidation Plan.

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         Telecommunications will acquire the Pomme de Terre system for a price of approximately $502,800, subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions. In addition, Telecommunications assigned a prescribed target number of 839 subscribers at closing for the Missouri system. As of January 31, 2003, there was a shortfall of 61 subscribers, which if the closing were held at that date would reduce the purchase price by $36,539. For more information, please see "Special Factors--Sale of the Missouri System" on page 42-43.

         o DISSOLUTION AND LIQUIDATION OF THE JOINT VENTURE. Access, Cumberland and Telecommunications have agreed to purchase all of the joint venture's cable television system assets. As a result of these sales, the joint venture will dissolve and liquidate after the sale of the system. Under the Liquidation Plan, Enstar 5A and Enstar 5B, as the general partners of the joint venture, will pay off the joint venture's debts and obligations and will cause the joint venture to make one or more liquidating distributions to themselves of the joint venture's remaining assets, in accordance with the partnership agreement.

         The corporate general partner estimates that pre-tax liquidating distributions from the Access Sale, the Cumberland Sale and the Missouri Sale to Enstar 5A, as a general partner of the joint venture, will total approximately $6,572,700, after estimated closing adjustments and closing and liquidation expenses. Enstar 5B, as the other 50% general partner of the joint venture, will receive an equal liquidating distribution. In addition, the corporate general partner and its affiliates will receive approximately $650,200 in repayment of deferred management fees, and approximately $1,283,900 in repayment of other obligations, owed to the corporate general partner and its affiliates by the joint venture. The corporate general partner estimates that the joint venture will incur approximately $224,200 in fees, charges and other costs, respectively, in connection with the Liquidation Plan. For more information, please see "Special Factors -- Liquidation of the Joint Venture" on page 43 and "-- Use of Proceeds and Cash Distributions" on pages 40-41.

         o DISSOLUTION AND LIQUIDATION OF ENSTAR 5A. All of the cable television assets of Enstar 5A are owned through the joint venture. Consequently, after the dissolution and winding up of the joint venture, Enstar 5A will not have any cable television system assets. Therefore, Enstar 5A will dissolve, liquidate and terminate after termination of the joint venture. As part of the dissolution and termination, Enstar 5A will pay its remaining debts and obligations. The corporate general partner will make one or more liquidating distributions to itself, the individual general partner and the unitholders of Enstar 5A's remaining assets, in accordance with the partnership agreement.

         The corporate general partner currently estimates that pre-tax liquidating distributions to the unitholders in respect of the Access Sale, the Cumberland Sale and the Missouri Sale will total approximately $107 per unit, after estimated closing adjustments, taxes and closing and liquidation expenses. The corporate general partner and the individual general partner will collectively receive a liquidating distribution of approximately $65,600 in the aggregate in respect of the Access Sale, the Cumberland Sale and the Missouri Sale. In addition, the corporate general partner and its affiliates will receive approximately $110,600 in repayment of deferred expenses owed to the corporate general partner and its affiliates by Enstar 5A. The corporate general partner estimates that Enstar 5A will incur approximately $139,350 in fees, charges and other costs, respectively, in connection with the Liquidation Plan. For more information, please see "Special Factors -- Use of Proceeds and Cash Distributions" on pages 40-41, "-- Liquidation of Enstar 5A" on pages 43-44 and "-- Conflicts of Interest" on page 32.

         o DETERMINATION OF THE SALE PRICES. During the period during which the corporate general partner sought purchasers for the system, it ultimately concluded that Access, Cumberland and Telecommunications offered the best available transactions to sell the system. The offers of each of these three buyers were obtained through a broadly based solicitation process, in which an

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

experienced cable television industry broker marketed the joint venture's system and the cable television systems of the other affiliated limited partnerships to what the corporate general partner and the other participants believe was fairly representative of the universe of possible purchasers. The process was also confidential: neither the broker, Access, Cumberland, Telecommunications nor any other bidder knew the prices or other terms of the other bidders' offers, and the corporate general partner of Enstar 5A did not know the contents of any bid, until all the bids were received and the deadline for the submission of bids had passed. The corporate general partner and the other participants believe that this process acted as a "market check" that enabled the corporate general partner to objectively determine from a representative universe of potential buyers the present range of market values for the system and obtain what the corporate general partner and the other participants believe to be the best transactions currently available in the market.

         Based on the foregoing, we and the other participants have concluded that approval of the Liquidation Plan is in the best interests of Enstar 5A and the unitholders. For more information, please see "Special Factors--Background, Purpose and Reasons for the Access Sale, the Cumberland Sale and the Missouri Sale" on pages 13-16 and "-- Best Available Transaction" on pages 19-28.

         o DISADVANTAGES OF THE LIQUIDATION PLAN. The primary disadvantage to Enstar 5A, the unitholders, the corporate general partner and the individual general partner is that they will not benefit from possible improvements in economic and market conditions, if any, which might produce increased revenues and operating income for the joint venture and possibly increase the sale price of the system in the future. This risk exists regardless of whether the system is sold to Access or Cumberland, or to another party. For more information, please see "Special Factors -- Disadvantages of the Liquidation Plan" on page 41.

         o FAILURE TO APPROVE THE LIQUIDATION PLAN. If the Liquidation Plan is not approved, Enstar 5A will continue to own and operate, through its interest in the joint venture, the system for an indefinite period of time. The corporate general partner cannot assure you that Enstar 5A ever will be in a position to make any further distributions to the unitholders. Further, if the Liquidation Plan is not approved, the corporate general partner believes the system will continue to face significant competition, and will lose subscribers at an accelerated rate. The corporate general partner also cannot assure you that a future sale of the system would be on terms equal to or more favorable than those offered by Access and Cumberland. For more information, please see "Special Factors -- Consequences of Failure to Approve the Liquidation Plan" on page 41.

                QUESTIONS AND ANSWERS ABOUT THE LIQUIDATION PLAN


Q:   WHAT WILL I RECEIVE AS A RESULT OF THE LIQUIDATION PLAN?


A:   You will receive one or more distributions of your share of Enstar 5A's allocable share of the distributions made by the joint venture from the net sale proceeds. The corporate general partner presently estimates that liquidating distributions to unitholders will total approximately $107 per unit in respect of the Access Sale, the Cumberland Sale and the Missouri Sale, after estimated adjustments and expenses. The units initially were issued at a price of $250 per unit and, since such initial issuance, Enstar 5A has made aggregate cash distributions to the unitholders of $33 per unit. For more information, please see "Special Factors--Use of Proceeds and Cash Distributions" on pages 40-41.


Q:   WHAT WILL MY TOTAL DISTRIBUTIONS BE IF THE LIQUIDATION PLAN IS NOT
     COMPLETED?


         A: If the Liquidation Plan is not completed, Enstar 5A periodically will re-examine its ability to pay distributions. The corporate general partner cannot assure you that future distributions will be made, or if made, when or in what amounts. Apart from the general requirement that cash distributions be made from available cash flow, after expenses, there are no restrictions on Enstar 5A's current or future ability to make distributions. No distributions have been made since 1990. For more information, please see "Special Factors -- Consequences of Failure to Approve the Liquidation Plan" on page 41 and "--Effects of the Transaction -- on the Joint Venture" on page 18.


Q:   WHEN DO YOU EXPECT THE LIQUIDATION PLAN TO BE COMPLETED?

A:   The corporate general partner is working towards completing the Access Sale and the Cumberland Sale and the other components of the Liquidation Plan as quickly as possible. The partnership agreement of the joint venture requires the approval of both general partners, Enstar 5A and Enstar 5B, in order for the Access Sale, the Cumberland Sale and the Joint Venture Liquidation to occur. Therefore, the Liquidation Plan cannot be completed unless those transactions also are approved by a majority-in-interest of the limited partners of Enstar 5B. The corporate general partner is in the process of seeking the approval of a majority-in-interest of the limited partners of Enstar 5B.


     The corporate general partner presently expects that the Access Sale will close on or before March 31, 2003 and that the Cumberland Sale will close on or before February 28, 2003. The corporate general partner anticipates making initial liquidating distributions approximately 90 days after the closing of the Access Sale and the Cumberland Sale. Final liquidating distributions would be made of remaining funds after required closing adjustments are completed and escrow proceeds are released, which is expected to occur approximately 13 months after the closing of the Missouri Sale. For more information, please see "Special Factors --Liquidation of the Joint Venture" on page 43, "--Liquidation of Enstar 5A" on pages 43-44 and "Approval of the Liquidation Plan by Enstar 5B" on page 42.


Q:   WILL I OWE ANY FEDERAL INCOME TAXES AS A RESULT OF THE LIQUIDATION PLAN?


A:   In general, you will recognize a gain or loss for federal income tax purposes as a result of the Liquidation Plan. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES TO YOU OF THE LIQUIDATION PLAN MAY DEPEND ON THE FACTS OF YOUR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR TO UNDERSTAND FULLY BOTH THE FEDERAL AND STATE TAX CONSEQUENCES TO YOU OF THE LIQUIDATION PLAN. For more information, please see "Special Factors -- Federal Income Tax Consequences of the Liquidation Plan" on pages 44-47.

Q:   WHAT DO I DO TO VOTE MY ENSTAR 5A UNITS?


A:   In order to vote your units either to approve, disapprove or abstain from the Liquidation Plan, you must mark the appropriate box on the enclosed consent card, sign and date the consent card and return it in the enclosed self-addressed envelope to the soliciting agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005. If you sign and send the consent card, but do not indicate your vote as to the proposals that comprise the Liquidation Plan, your consent card will be treated as voting to APPROVE each of the proposals that comprise the Liquidation Plan. If you vote to ABSTAIN as to the Liquidation Plan, the effect will be the same as if you voted to DISAPPROVE the proposals that comprise Liquidation Plan. If you fail to send in your consent card, the effect will be the same as if you voted to DISAPPROVE the Liquidation Plan. The Liquidation Plan will not be completed unless unitholders approve all proposals that comprise the Liquidation Plan. As such, if you vote to DISAPPROVE of any one or more proposals that make up the Liquidation Plan, the effect will be the same as if you voted to DISAPPROVE the entire Liquidation Plan. Your consent card must be received by the soliciting agent before 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving each proposal of the Liquidation Plan are received by the corporate general partner or the soliciting
agent; or (2)          , 2003 (or, if the Solicitation Period is extended, at
              ---------
any time before 5:00 p.m., New York City time, on the expiration date of the extended Solicitation Period).


Q:   MAY I CHANGE MY VOTE AFTER I MAIL MY UNITHOLDER CONSENT CARD?


A:   Yes. You may change your vote at any time before 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving each proposal of the Liquidation Plan are received by the corporate general partner or the soliciting
agent; or (2)           , 2003 (or, if the Solicitation Period is extended by
              ----------
the corporate general partner, at any time before 5:00 p.m., New York City time, on the expiration date of the extended Solicitation Period). You can change your vote in one of two ways. First, you can send a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005. If you instructed a broker to vote your units, you must follow your broker's directions for changing those instructions. TO BE EFFECTIVE, YOUR NOTICE OF REVOCATION OR NEW CONSENT CARD MUST BE RECEIVED BEFORE THE END OF THE SOLICITATION PERIOD OR EXTENDED SOLICITATION PERIOD, AS THE CASE MAY BE.


Q:   DO UNITHOLDERS HAVE APPRAISAL OR OTHER SIMILAR RIGHTS?


A:   Under the partnership agreement and applicable state law, unitholders are not entitled to dissenters' appraisal or other similar rights that, if they were available, would allow unitholders who dissent from the Liquidation Plan to receive payments of the appraised value of their units in lieu of the liquidating distributions. The corporate general partner presently estimates that liquidating distributions will aggregate approximately $107 per unit in respect of the Access Sale, Cumberland Sale and the Missouri Sale after estimated closing adjustments and expenses, taxes and liquidation expenses. For more information, please see "Special Factors -- No Appraisal Rights" on page 47.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you have more questions about the Liquidation Plan, you should contact:

                  Enstar Income/Growth Program Five-A, L.P.
                  c/o Enstar Communications Corporation
                  12405 Powerscourt Drive
                  St. Louis, Missouri 63131
                  Attention: Partnership Relations
                  Telephone: (314) 543-2389

         If you would like additional copies of this consent solicitation statement, or a copy of the asset purchase agreements with Access, Cumberland or Telecommunications, or if you have questions about how to complete and return your consent card, you should contact:

                  D.F. King & Co., Inc.
                  77 Water Street
                  New York, New York 10005
                  Banks and Brokers Call Collect: (212) 269-5550
                  All Others Call Toll-Free: (800) 207-2014

                            OWNERSHIP STRUCTURE CHART


         The following diagram illustrates the ownership structure of the joint venture, Enstar 5A, the corporate general partner and the other participants. For more information, please see "Identity and Background of Certain Persons," on pages 49-53.



                          ----------------------------
                          Charter Communications, Inc.
                          ----------------------------
                                        |
                                        |
                                        |
                                        |
                         ------------------------------
                         Charter Communications Holding
                                  Company, LLC
                         ------------------------------
                                        |
                                        |
                                        |
                                        |
-------------------           ---------------------         -------------------
Limited Partners of           Enstar Communications         Limited Partners of
    Enstar 5B                     Corporation                   Enstar 5A
-------------------           ---------------------         -------------------
         |                    |                   |                  |
         |                   |                     |                 |
         |                  |                       |                |
         |                 |                         |               |
        99%            1/2%                            1/2%         99%
      Limited        General                         General      Limited
      Partner        Partner                         Partner      Partner
     Interest*      Interest*                       Interest*    Interest*
         |           |                                    |          |
         |          |                                      |         |
         |         |                                        |        |
         |        |                                          |       |
--------------------           --------------------        ---------------------
Enstar Income/Growth --------- Robert T. Graff, Jr. ------ Enstar Income/Growth
Program Five-B, L.P.           --------------------        Program Five-A, L.P.
--------------------                                       ---------------------
         |              1/2%                          1/2%            |
           |           General                       General        |
             |         Partner                       Partner      |
               |      Interest*                     Interest*   |
                 |                                            |
                   |                                        |
                     |                                    |
               50%      |                               |      50%
             General      |                           |      General
             Partner        |                       |        Partner
             Interest         |                   |          Interest
                                |               |
                        ---------------------------------
                        Enstar Cable of Cumberland Valley
                        ---------------------------------

-------------
* Earnings and losses have been allocated 99% to the limited partners and 1% to the general partners of Enstar 5A and Enstar 5B. The general partners of Enstar 5A and Enstar 5B do not own units of partnership interests in Enstar 5A or Enstar 5B, respectively, but rather hold a profits interest in the income, losses and distributions of the partnerships.

                         SELECTED FINANCIAL INFORMATION

         The following table presents selected financial information for Enstar 5A and the joint venture at the dates and for the periods indicated. The financial information as of December 31, 1997, 1998, 1999, 2000 and 2001 and for the years then ended was derived from the audited financial statements of Enstar 5A and the joint venture, as applicable. The unaudited selected financial information of Enstar 5A and the joint venture as of September 30, 2002, and for the nine months then ended, reflects all adjustments which are, in the opinion of management, necessary for a fair presentation and of a normal recurring nature. Results for the nine months ended September 30, 2002 do not necessarily indicate results to be expected for the entire year. You should read this financial information in conjunction with the financial statements of Enstar 5A and the joint venture, and the related notes, and "Management's Discussion and Analysis or Plan of Operation," included in Enstar 5A's Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the Securities and Exchange Commission.

                                             ENSTAR INCOME/GROWTH PROGRAM FIVE-A, L.P.

                             Nine Months Ended
                               September 30,                                    Year Ended December 31,
                                                        -------------------------------------------------------------------------
                           2002            2001            2001            2000           1999             1998          1997
                        -----------     -----------     -----------    -----------     -----------     -----------    -----------
                                (Unaudited)
STATEMENT OF
OPERATIONS DATA:
  Operating expenses    $    48,800     $    50,700     $    65,800    $   106,700     $    41,400     $    21,800    $    34,400
  Interest expense               --              --              --             --              --           1,700          1,300
  Other expense                  --          (3,800)             --             --              --              --             --
  Equity in net
   income (loss) of
   joint venture            153,200          75,400          62,200        285,600         199,200         272,000        (41,100)
  Net income (loss)         104,400          20,900          (3,600)       178,900         157,800         248,500        (76,800)
  Net income (loss)
   per unit of
   limited
   partnership
   interest             $      1.73     $      0.35     $     (0.06)   $      2.96     $      2.61     $      4.12    $     (1.27)

OTHER OPERATING DATA:
  Net cash used in
   operating
   activities           $   (73,300)    $    (4,800)    $    (3,700)   $   (34,500)    $   (45,000)    $   (30,800)   $   (39,400)
  Net cash from
   investing
   activities                75,000              --              --             --          64,000          28,500         30,000

BALANCE SHEET DATA
(AT PERIOD END):
  Total assets          $ 5,030,600     $ 4,962,800     $ 4,950,700    $ 4,892,200     $ 4,641,100     $ 4,486,900    $ 4,245,700
  General Partners'
   deficit                   75,000          75,800          76,000         76,000          77,800          79,400         81,900
  Limited Partners'
   capital                4,992,200       4,913,100       4,888,800      4,892,400       4,715,300       4,559,100      4,313,100

                                                ENSTAR CABLE OF CUMBERLAND VALLEY

                              Nine Months Ended
                                September 30,                                     Year Ended December 31,
                                                         ------------------------------------------------------------------------
                             2002           2001            2001           2000            1999           1998           1997
                         -----------     -----------     -----------    -----------     -----------    -----------    -----------
                                 (Unaudited)
STATEMENT OF
OPERATIONS DATA:
  Revenues               $ 4,779,700     $ 4,952,400     $ 6,587,400    $ 6,539,500     $ 6,780,200    $ 7,075,400    $ 7,217,900
  Operating expenses       3,213,000       3,360,000       4,583,700      4,116,600       4,413,500      4,018,600      4,127,100
  Depreciation and
   amortization            1,307,800       1,444,000       1,897,200      1,841,400       1,824,500      2,085,200      2,672,700
  Operating income           258,700         148,400         106,500        581,500         542,200        971,600        418,100
  Interest income             47,800          78,500          90,200         43,900          37,600         45,300         78,300
  Interest expense                --           7,600           3,400         45,200         181,400        257,300        578,600
  Casualty loss                   --              --              --             --              --        215,600             --
  Other expense                   --          68,600          68,900          9,000              --             --             --
  Net income                 306,500         150,700         124,400        571,200         398,400        544,000        (82,200)

OTHER OPERATING DATA:
  Net cash from
   operating
   activities            $ 2,710,500     $ 2,321,800     $ 2,924,500    $ 1,820,100     $ 2,162,800    $ 2,890,500    $ 2,939,300
  Net cash used in
   investing
   activities             (1,772,700)       (586,900)       (856,600)      (567,800)       (570,100)    (1,794,300)      (622,200)
  Net cash used in
   financing
   activities               (150,100)             --              --             --      (1,128,000)    (1,661,800)    (3,661,000)
  Capital
   expenditures            1,770,200         548,300         818,400        547,600         558,600      1,768,700        610,800
  Distributions
   paid to venturers          75,000              --              --             --         128,000         57,000         60,000

BALANCE SHEET DATA
    (AT PERIOD END)
  Total assets           $ 5,030,600     $11,219,100     $11,317,400    $10,655,600     $10,521,800    $11,229,800    $12,392,100
  Total debt                      --              --              --             --              --      1,000,000      2,600,000
  Venturers' capital       4,917,200       9,925,100       9,898,800      9,774,400       9,203,200      8,932,800      8,445,800

                                 SPECIAL FACTORS

GENERAL

         Enstar 5A was formed in September 1986 to acquire, construct, improve, develop and operate unspecified cable television systems in various rural locations in the United States. Enstar 5A was formed with an initial capital contribution of $1,100 comprising $1,000 from the corporate general partner and $100 from the initial limited partner. Enstar 5A publicly offered units of limited partnership interests beginning in January 1987, with an initial closing in March 1987. Limited partnership units were sold at a price of $250 per unit. Enstar 5A continued to raise capital until the offering maximum, $15.0 million, was raised in July 1987.


         In November 1999, Charter Communications, Inc. acquired the corporate general partner. As a result, the corporate general partner became an indirect controlled subsidiary of Charter Communications, Inc., the nation's fourth largest cable operator, serving approximately 6.7 million subscribers. The corporate general partner is responsible for the day-to-day management of Enstar 5A and its operations.

         Through the joint venture, Enstar 5A currently is engaged in the ownership and operation of cable television systems which served an aggregate of approximately 12,604 basic subscribers at January 31, 2003 in and around the communities of Monticello, Whitley City, Liberty, Cumberland, Greensburg, Williamsburg, Hustonville/Moreland and Russell Springs, Kentucky, Jellico, Tennessee and Pomme de Terre, Missouri.

         All of Enstar 5A's cable television business operations are conducted through Enstar 5A's participation as a co-general partner with a 50% ownership interest in the joint venture. The other general partner in the joint venture, Enstar 5B, also is a limited partnership sponsored by the corporate general partner. Enstar 5B publicly offered its limited partnership units following Enstar 5A's offering of units, raising capital of $15.0 million, the offering maximum, in December 1987. Enstar 5A and Enstar 5B were formed as separate partnerships to provide capital for investment in a pool of unspecified cable system assets. Around the time Enstar 5A and Enstar 5B completed their public offerings, the corporate general partner evaluated the opportunities available for those limited partnerships to acquire cable television systems. Based on that evaluation, the corporate general partner determined to organize the joint venture in order to enable each of its partners to participate in the acquisition and ownership of a larger, more diverse pool of systems then either could own individually by combining certain of their financial resources.


BACKGROUND, PURPOSE AND REASONS FOR THE ACCESS SALE, THE CUMBERLAND SALE AND THE
       MISSOURI SALE

PURPOSE

         Enstar 5A's and the corporate general partner's purpose in proposing the Liquidation Plan is to avoid: (1) the likelihood that unless substantial and highly costly technological improvements and upgrades are made to the system's plant, the joint venture will be unable to compete effectively in its market and will continue to lose subscribers to its direct broadcast satellite, or DBS, competitors; (2) the likelihood that if the joint venture were to make the significant expenditures needed to compete effectively with DBS providers, its future revenues would not be sufficient to allow the joint venture to continue to operate profitably; and (3) the risk that the joint venture might not have sufficient subscriber loyalty to retain, let alone expand, its subscriber base in the face of the existing and expected future competition -- in particular DBS.

REASONS

         The corporate general partner believes that the capital expenditures for upgrades to the system's plant that would be necessary to enable the joint venture to retain subscribers and offer services comparable or superior to those now offered by its competitors would prevent the joint venture -- as a small, rural, "stand-alone," cable system -- from operating profitably, under its franchises that cover the largest numbers of subscribers. These franchises include its McCreary County, Monticello and Wayne County, Kentucky franchises, which are currently expired, and its Whitley County, Kentucky service area, for which no franchise was issued. The McCreary County franchise expired in March 1998, the Monticello franchise expired in November 1999 and the Wayne County franchise expired in April 1998. The communities with expired franchise agreements will likely require that the joint venture provide additional programming in order to renew the expired franchises. This additional programming only can be provided by upgrading the systems. The joint venture's inability to upgrade these systems due to financial constraints impedes the joint venture's ability to renew these franchises. Communities which issue franchises may choose to terminate a franchise for a variety of reasons as communities explore new alternatives to provide their residents with advanced services. Although the joint venture continues to operate under the expired franchise agreements in these communities, the franchisors could elect at any time to prohibit the joint venture from continuing to operate the system in the applicable areas.


         The joint venture's system faces significant competition from DBS operators. In the geographic areas served by the system, these competing DBS operators currently offer, on an all-digital basis, more programming channels, features and services than does the joint venture's system. As noted by the table below, the system has steadily lost subscribers over the past several years. The corporate general partner believes the decline largely has been attributable to competition from DBS. The corporate general partner's belief that lost customers have migrated to DBS systems is based on DBS's aggressive marketing for new subscribers, the offering by DBS of expanded services, channels and content and DBS's low cost pricing of its services, both in the system's franchise area and industry-wide. The DBS operators with which Enstar 5A competes offer over 200 channels of digital programming. In contrast, the joint venture's system currently offers only 36 to 40 channels of analog programming. The following table sets forth the number of basic subscribers of the system since 1995:


                          As of
                       December 31,            No. of Subscribers
                       ------------            ------------------

                           2002                      12,783
                           2001                      14,036
                           2000                      15,454
                           1999                      15,100
                           1998                      16,200
                           1997                      16,967
                           1996                      23,946
                           1995                      23,600

         As the corporate general partner has experienced, and as is widely recognized in the cable and telecommunications industry, customers increasingly are purchasing high quality video programming, high-speed Internet access and, in some markets, telephone service as bundled services from a single provider. This trend is being driven by rapid advances in so-called "broadband" technology, which generally refers to the capacity of the cable infrastructure to deliver video, voice and high-speed data transmission. These recent advances in broadband technology enable traditional cable television providers, as well as DBS operators, telephone and other utilities, and emerging wireline and wireless competitors, to provide a single source of digital and interactive video programming on hundreds of channels, Internet access and telephone service.

         DBS operators, which often can provide over 200 digital programming channels and are now acquiring two-way capability, are in the corporate general partner's view the most formidable competitors to traditional cable operators, and in particular, to the joint venture. For video services, DBS has existed as an alternative to cable television for many years and, unlike providers of certain other emerging technologies, has become a viable and successful competitor to cable nationwide. The National Cable and Telecommunications Association reported that in March 2001, approximately 23% of multichannel video subscribers obtained service from a source other than a traditional cable operator, and that nearly 18% of those subscribers obtained service from DBS operators.

         DBS's market share is attributable to a number of factors. For example, because satellite transmission is digital, DBS always has offered digital programming, with picture and sound quality superior to analog cable service, and far more channels than cable. Traditional cable operators, in contrast, typically have needed to upgrade or rebuild their systems, often at substantial cost, in order to add the bandwidth necessary to carry digital and interactive programming. Also, according to the Federal Communications Commission, former drawbacks to DBS are being remedied. For example, DBS operators now transmit local broadcast stations, which in the past were not available through DBS. Additionally, in an effort to compete with cable, DBS operators have generally decreased their once high equipment and installation charges, and monthly DBS subscription rates are typically lower than cable rates.

         For these reasons, and particularly the fact that local DBS operators offer more services than does the joint venture's system, the corporate general partner expects that the system will continue to face significant competition from DBS, and likely will continue to lose customers. Moreover, the corporate general partner does not expect the joint venture's competitive position to improve, particularly since the corporate general partner estimates that the cost of upgrading the system to two-way capability in order to be able to offer high-speed Internet service or video services comparable to those available from DBS would be approximately $20.6 million, for an upgrade to 550 megahertz (MHz) capacity, to $24.8 million, for an upgrade to 870 MHz capacity. Upgrade costs are calculated based on a formula dependent on costs for plant modification, headend equipment, installation and the number of homes per mile.


         The corporate general partner's belief that the joint venture's revenues would not be sufficient to justify upgrades costing up to $24.8 million is based on the fact that the low population density in the joint venture's rural system, which spreads subscribers over a large service area, combined with the increasing competition from DBS, limits the system's potential subscriber base, even with a substantial upgrade providing expanded services and two-way transmission capability. Potential revenues generated from the system's approximately 12,600 basic subscribers generating average monthly revenue per subscriber of $39.93 as of September 30, 2002 do not justify an investment in the system of $20.6 million to $24.8 million, even with modest subscriber growth rates which might occur after the upgrade. The corporate general partner does not believe that Enstar 5A would recoup these costs by future revenue and subscriber growth and continue to operate profitably.


         The corporate general partner began evaluating strategies for liquidating Enstar 5A in 1998, along with the cable television systems of 13 other affiliated Enstar partnerships. The strategies evaluated by the corporate general partner included the potential sale of all or substantially all of the cable television assets and the subsequent liquidation of these partnerships. These partnerships operated rural cable systems in Illinois, Missouri, Kentucky, North Carolina, South Carolina, Tennessee, Alabama and Arkansas. These partnerships were facing the same increased competition from local DBS operators offering more services and channels, along with the need to perform costly upgrades.


         In May 1999, Charter, Inc. and its affiliates entered into an agreement to acquire the cable television systems operated by affiliates of Falcon Holding Group, L.P. and related entities (collectively, "Falcon"), including the Enstar limited partnerships, for approximately $3.5 billion. Falcon had acquired the corporate general partner in 1993 from Robert T. Graff, the original sponsor of the Enstar partnerships. Falcon requested that Charter acquire the corporate general partner in view of the fact that Falcon was divesting all of its cable television system operations in the transaction. Charter, Inc. agreed to acquire the corporate general partner from Falcon even though it represented an insignificant part of Falcon's overall cable business and did not fit with Charter's business strategy of operating cable systems in more densely populated areas. Charter completed the acquisition of the cable television businesses of Falcon, including the purchase of Falcon's interest in the corporate general partner, in November 1999.

         After the execution of the agreement between Charter, Inc. and Falcon, but before the transaction closed, Charter, Inc. and Falcon's management discussed the advisability of selling the cable systems owned by the Enstar partnerships because they did not fit with Charter, Inc.'s business strategy. Before the Falcon acquisition, the corporate general partner had been evaluating strategies for liquidating the joint venture and the other Enstar partnerships given the changes in the industry that had occurred from the early and mid-1980s when the partnerships were syndicated.

         After the agreement for the Falcon acquisition was executed, Charter, Inc. and Falcon's management decided to continue to pursue the strategy for liquidating the cable television assets of the joint venture, along with the cable television assets of the other affiliated partnership cable operators. This strategy included the engagement of an experienced broker to market the cable systems of the Enstar partnerships and the subsequent sale of their cable system assets. Charter, Inc. and its affiliates, which had substantial experience in the cable industry, evaluated the ability of the Enstar cable systems to continue to profitably operate and determined that after the acquisition of the corporate general partner, it would be in the best interests of the Enstar partnerships' and their respective unitholders to continue this liquidation strategy.

         In August 1999, the corporate general partner entered into a fee agreement with a broker, Waller Capital Corporation ("Waller"), that provided for Waller to market the cable systems of certain of the Enstar partnerships. At approximately that same time, the corporate general partner also engaged Daniels & Associates, L.P. ("Daniels") to market the cable systems of the remaining Enstar partnerships. However, Waller and the corporate general partner ultimately could not agree upon the terms of Waller's engagement and the parties mutually agreed to terminate the arrangement in December 1999. The corporate general partner then expanded the engagement of Daniels, a prominent business broker with extensive expertise in the cable and telecommunications industry, to market all of the Enstar partnerships' cable systems.


ALTERNATIVES TO LIQUIDATION PLAN NOT PRUDENT

         In addition to the Liquidation Plan, the corporate general partner considered the following alternatives when reaching its conclusion that the Liquidation Plan would be in the unitholders' best interest:


         CONTINUATION OF THE OWNERSHIP AND OPERATION OF ENSTAR 5A, THE JOINT VENTURE AND OF THE SYSTEM. This alternative is being made available to the unitholders through this consent solicitation statement. If the unitholders desire to continue Enstar 5A's ownership and the corporate general partner's operation of the joint venture and the system they may vote to "disapprove" the Liquidation Plan or merely fail to vote to "approve" the Liquidation Plan. The continued rationale for ownership and operation of the system could be on either of two bases: (a) the continued operation of the system in its present condition, in which case, for the reasons discussed above, the corporate general partner does not believe the joint venture would be able to compete with DBS and other more technologically advanced providers and, accordingly, would continue to lose subscribers; or (b) an investment estimated by the corporate general partner to be between approximately $20.6 million to $24.8 million for the system upgrades necessary for Enstar 5A to offer services comparable to those of its DBS and other significant competitors. However, as noted above, based on the projections of the corporate general partner, and even after taking into account the additional services the system could offer as a result of undertaking those upgrades and thereby obtaining two-way transmission capability (such as interactive programming and high-speed Internet access), the joint venture would not generate sufficient revenues to both make these additional investments and continue to operate profitably. This is largely due to the joint venture's relatively small and declining customer base and the lack of population density in its service area, which increases the cost of a system upgrade and limits the potential for customer growth even if enhanced services are offered. The joint venture's key franchises have expired and not been renewed. Although the joint venture continues to operate under the expired franchise agreements in these communities, the franchisors could elect at any time to prohibit the joint venture from continuing to operate the system in the applicable areas. The communities with expired franchise agreements likely will require the joint venture to provide additional programming in order to renew the expired franchises, which can only be provided by upgrading the system. If the joint venture were to make the capital expenditures necessary to obtain the franchise renewals, the corporate general partner does not believe that Enstar 5A would recoup these costs within the renewed lives of its key franchises. Additionally, if the joint venture were to make these substantial investments necessary to upgrade the system, which the corporate general partner does not believe could be financed by operating revenues or by third party sources on a basis favorable to the joint venture and its partners, Enstar 5A would likely cease to operate at a profit.

         SALE OF THE ENSTAR SYSTEM TO ANOTHER THIRD PARTY. Based on the other bids received in the most recent phase of the "auction" for the system described below, the corporate general partner has concluded that the proposed sales to Access, Cumberland and Telecommunications represent the best transactions obtainable presently and, in all likelihood, for the foreseeable future. For this reason, it is the corporate general partner's belief that a sale of the system to another third party would almost certainly be at a lower total price than offered by Access, Cumberland and Telecommunications and, therefore, in light of the offers by Access, Cumberland and Telecommunications, less financially advantageous to the unitholders. See "--Best Available Transaction--Sale Process" on pages 19-28.


         Accordingly, in view of the sale prices offered by Access, Cumberland and Telecommunications and the liquidating distributions that are expected to result from the Liquidation Plan, the corporate general partner believes that the alternatives to the Liquidation Plan are not prudent, and that consenting to the Liquidation Plan would be more favorable to the unitholders than would be investing in substantial upgrades to the system, continuing to operate the system in its present condition or selling the system to another third party.

ABILITY TO SELL UNITS


         The units are not listed on any national securities exchange, nor are they quoted on any inter-dealer quotation system, and there is no established trading market for them. Because of this, the liquidity of a unitholder's investment in Enstar 5A has been severely limited. Approving the Liquidation Plan will permit distributions to be made to the unitholders that the corporate general partner believes could not otherwise be made. If the Liquidation Plan is approved, expected liquidating distributions will aggregate approximately $107 per unit in respect of the Access Sale, the Cumberland Sale and the Missouri Sale, after estimated closing adjustments, taxes and closing and liquidation expenses.


EFFECTS OF THE TRANSACTION

ON ENSTAR 5A


         The completion of the Liquidation Plan will, after repayment of Enstar 5A's debts and obligations, result in the distribution of Enstar 5A's remaining net assets to the unitholders and the general partners ratably in proportion to their respective percentage interests in Enstar 5A, and, thereafter, the winding-up and legal dissolution of Enstar 5A. Consequently, the unitholders' equity interest in Enstar 5A will have been extinguished in exchange for the liquidating distributions, and Enstar 5A will thereafter not be a reporting company under the Securities Exchange Act of 1934, as amended. This means, among other things, that Enstar 5A will no longer file, and the unitholders will no longer receive annual reports on Form 10-K, quarterly reports on Form 10-Q or current reports on Form 8-K. As shown in the following table, these filings have cost Enstar 5A an average of $40,700 per year for the past three years.


                                                    1999              2000            2001               TOTAL
                                                    ----              ----            ----               -----
Audit fees................................        $27,700           $49,700         $24,700            $102,100
Filing fees...............................          6,700             6,700           6,700              20,000
                                                  -------           -------         -------            --------

Total.....................................        $34,400           $56,400         $31,400            $122,200

Average over three years..................                                                             $ 40,700

ON THE UNITHOLDERS


         The effects on the unitholders of completing the Liquidation Plan will be the receipt, upon completion of the Liquidation Plan, of liquidating distributions which the corporate general partner estimates will total approximately $107 per unit in respect of the Access Sale, the Cumberland Sale and the Missouri Sale, before applicable taxes. Completion of the Liquidation Plan will, therefore, extinguish the unitholders' interest in Enstar 5A and the system. Depending upon their individual circumstances, unitholders may owe federal and/or state income taxes in respect of those distributions. For more information on the effect of the Liquidation Plan, please see "-- Federal Income Tax Consequences of the Liquidation Plan" on pages 44-47, "-- Disadvantages of the Liquidation Plan" on page 41, and "Special Factors -- Consequences of Failure to Approve the Liquidation Plan" on page 41.


ON THE JOINT VENTURE


         The completion of the Liquidation Plan will, after repayment of the joint venture's debts and obligations, result in the distribution of the joint venture's remaining net assets equally to Enstar 5A and Enstar 5B, as the general partners and, thereafter, the winding-up and legal dissolution of the joint venture. Consequently, the equity interest in the joint venture held by Enstar 5A will have been extinguished in exchange for the liquidating distributions, and its interest in the joint venture, Enstar 5A's principal asset, will be reduced to cash.


ON THE GENERAL PARTNER


         The principal advantages to the corporate general partner of completing the Access Sale, the Cumberland Sale, the Missouri Sale and the Liquidation Plan are its receipt of an estimated liquidating distribution of approximately $65,600 in respect of the Access Sale, the Cumberland Sale and the Missouri Sale. The corporate general partner and its affiliates also will receive approximately $650,200 in repayment of deferred management fees and approximately $1.3 million in repayment of accrued unpaid reimbursed expenses owed to the corporate general partner and its affiliates by the joint venture. In addition, the corporate general partner and its affiliates will receive approximately $110,600 in repayment of accrued unpaid reimbursed expenses owed to the corporate general partner and its affiliates by Enstar 5A. The corporate general partner also will avoid the risks of continued operation of the system and managerial responsibility for (1) the estimated investment of $20.6 million to $24.8 million it estimates would be required for comprehensive system upgrades to address competitive disadvantages of the current system, including the need to obtain the financing that would be required, (2) coping with the uncertainty of whether such comprehensive upgrades would improve the system's competitiveness or operating performance, (3) responding to increasing competition from technologically advanced competitors, (4) addressing the uncertain effects of future legislation and regulations, and (5) responding to continuing rate pressure from DBS operators.

         The principal disadvantages to the corporate general partner of completing the Access Sale, the Cumberland Sale and the Liquidation Plan are the incurring of the above risks as well as the disadvantages discussed under "-- Disadvantages of the Liquidation Plan" on page 41.


BEST AVAILABLE TRANSACTION

SALE PROCESS


         The corporate general partner and the other participants believe that the process by which offers were solicited for the joint venture's system acted as a "market check" with respect to the sale price and other terms offered. A "market check" is a process through which a seller of assets or equity interests canvasses or otherwise probes the field of prospective purchasers for the purpose of soliciting and obtaining the best available purchase price and terms then obtainable from a willing purchaser.

         o INITIAL PHASE OF THE SALE PROCESS. The corporate general partner began evaluating strategies for liquidating Enstar 5A and other affiliated Enstar partnerships in 1998, based on its belief that the market for cable systems generally had improved and that it was an appropriate time to seek the sale of the systems given that they were syndicated in the mid-1980s. The strategies evaluated by the corporate general partner included the potential sale of substantially all of Enstar 5A's assets to third parties and the subsequent liquidation of Enstar 5A. In May 1999, Charter Communications, Inc. entered into an agreement to acquire the corporate general partner from Falcon Communications, L.P., along with all of the cable television assets of Falcon Communications. In view of the fact that the rural Enstar cable systems did not fit with Charter, Inc.'s strategy of operating systems in more densely populated areas, the corporate general partner and Charter decided to continue to pursue the strategy for liquidating the cable television assets of the joint venture and the other affiliated partnership cable operators. Charter acquired ownership of the corporate general partner in November 1999.

         In December 1999, the corporate general partner engaged Daniels to market Enstar 5A's cable television systems, as well as the cable systems of 13 other affiliated Enstar partnerships, to third parties. These partnerships included: Enstar Income Growth Program Six-A L.P., Enstar Income Growth Program Six-B L.P., Enstar Income Program 1984-1 L.P., Enstar Income Program II-1, L.P., Enstar Income Program, II-2 L.P., Enstar Income Program, IV-3 L.P., Enstar Cable of Macoupin County, Enstar IV/PBD Systems Venture, Enstar VII, L.P., Enstar VIII, L.P., Enstar IX, L.P., Enstar X, L.P. and Enstar XI, L.P. These partnerships represent all cable systems of the Enstar affiliated partnerships. The following table sets forth the partnerships and the states in which they directly or indirectly owned cable systems as of December 1999:


                                                            Cable System Locations
         Partnership                                        as of December 1999
         -----------                                        -------------------
         Enstar Cable of Macoupin County. . . . . . . . . .  Illinois
         Enstar IV/PBD Systems Venture. . . . . . . . . . .  Illinois and Missouri
         Enstar Cable of Cumberland Valley. . . . . . . . .  Kentucky, Tennessee and
                                                             Missouri
         Enstar Income Program 1984-1, L.P. . . . . . . . .  North Carolina and Tennessee
         Enstar Income Program II-1, L.P. . . . . . . . . .  Illinois
         Enstar Income Program II-2, L.P. . . . . . . . . .  Illinois and Missouri
         Enstar Income Program IV-3, L.P. . . . . . . . . .  Kentucky and Illinois
         Enstar Income/Growth Program Six-A, L.P. . . . . .  Illinois and Tennessee
         Enstar Income/Growth Program Six-B, L.P. . . . . .  Georgia, Missouri and Utah
         Enstar VII, L.P. . . . . . . . . . . . . . . . . .  South Carolina
         Enstar VIII, L.P.  . . . . . . . . . . . . . . . .  South Carolina
         Enstar IX, L.P.  . . . . . . . . . . . . . . . . .  Alabama
         Enstar X, L.P. . . . . . . . . . . . . . . . . . .  Tennessee
         Enstar XI, L.P.  . . . . . . . . . . . . . . . . .  Arkansas

         Enstar Income/Growth Program Six-B, L.P. completed the sale of all of its cable system assets to Falcon Cablevision and Falcon Telecable, two of its affiliates, on December 31, 1999, for an aggregate purchase price of $12.9 million. This sale was completed under an asset purchase agreement, dated as of November 6, 1998, and amended as of March 30, 1999.


         Over a period of nine months, Daniels solicited offers to purchase the joint venture's cable television systems along with the systems of those other affiliated partnerships. Based on its knowledge of the telecommunications industry, cable and telecommunications companies, and its knowledge and experience of those companies' strategic plans and interests, during this period Daniels contacted approximately 45 prospective purchasers that it believed represented virtually all the parties which then would both be potentially interested in such an acquisition and financially capable of completing it. Based on the responses to those contacts, Daniels sent written evaluation materials to 21 of them.


         The sales process was designed by Daniels and the participants to encourage potential buyers to bid on one or a combination of individual cable systems in which a potential buyer might be interested, or on a collective basis for all of the systems. The corporate general partner determined not to market the joint venture's system separate from the other Enstar partnerships and their systems, although any interested buyer of the joint venture's system was permitted to submit a bid for only that system. It was the corporate general partner's judgment that marketing the systems as a group would be beneficial to Enstar 5A and the joint venture. Based on the corporate general partner's experience in the cable television industry, the corporate general partner believed that a higher sale price for a given system often can be obtained when cable television systems are marketed as part of a larger, "bundled" package than when marketed individually or in smaller units. The corporate general partner believes this is particularly true where the cable systems serve small town or rural areas with a relatively small number of subscribers per headend, as is the case with the joint venture's and the other affiliated partnership's cable systems. For example, a buyer may be able to achieve economies of scale by acquiring a larger number of subscribers and, therefore, larger potential cash flow, by incurring the same fixed costs it would incur in acquiring fewer subscribers. In addition, a buyer that operates existing, adjacent systems, can achieve further economies by integrating newly-acquired subscribers and cable plant into its existing operations, thus reducing its per-subscriber operating costs.

         The marketing process chosen by the corporate general partner allowed potential purchasers to bid on the joint venture's cable systems individually, or on a collective basis with the cable systems of some or all of the other partnerships that were offered for sale. As detailed further below, the corporate general partner in some cases received bids for the individual cable systems of certain Enstar partnerships. Access and Cumberland bid only for the joint venture's Kentucky cable systems and did not submit a bid for any other cable systems. Other bidders submitted bids which covered multiple cable systems. If the joint venture's system was marketed on an individual basis separate from the other Enstar partnerships, the corporate general partner would have only solicited bids from third parties willing to purchase the joint venture's individual, rural cable system. For these reasons, the corporate general partner determined that a marketing strategy which marketed the systems on a collective basis, but which allowed bids on individual systems, would produce the best transaction available to Enstar 5A and its unitholders. The corporate general partner, however, could not ensure that marketing the system on a collective basis produced a better price or a better transaction than marketing the system separate from the cable systems of the other Enstar partnerships.


         Five parties conducted due diligence with respect to the cable television systems of all Enstar affiliated partnerships. This resulted in a non-binding proposal from an affiliate of Mediacom Communications Corporation in March 2000 to purchase certain of the cable systems of nine of those affiliated partnerships, including the joint venture's system, for $117.8 million. Mediacom's proposal was for all Enstar cable systems in Alabama, Arkansas, Illinois, Kentucky and Missouri. Under this original proposal, Mediacom would have paid to the joint venture a sale price of approximately $27.7 million with respect those portions of the joint venture's system in Kentucky and Missouri, subject to various closing and other adjustments. This was a price of $1,847 per subscriber for the joint venture's, based on the number of subscribers served by the system at that time.

         In addition, in March 2000, an affiliate of Gans Multimedia Partnership submitted a bid to acquire all Enstar systems in Tennessee, North Carolina and South Carolina, but did not include any of the joint venture's system. Neither Mediacom nor Gans are affiliated with Enstar 5A or any of the participants. Three additional parties, Small Town Cable, Classic Communications and Suncast Communications, also submitted bids, but could not demonstrate their ability to obtain necessary financing.

         However, in June 2000, after several weeks of negotiations and additional due diligence, but before a definitive purchase agreement had been signed, Mediacom orally made a revised offer that substantially reduced its bid price to $93.0 million. Mediacom lowered its offer after conducting due diligence on all of the systems, citing higher than expected capital costs, greater concern for competition in the franchise areas served by the Enstar partnerships' systems and a general decline in the market for cable industry sales prices, as reasons for reducing its bid.


         In response, Daniels again requested written proposals from all parties it was aware remained interested in acquiring the systems. Only Mediacom and Gans submitted written offers in response to that request. Mediacom's offer of $97.0 million related to the systems operated by Enstar partnerships in Kentucky, Illinois, Missouri, Arkansas and Alabama. Mediacom's sale price, though higher than its oral proposal, was substantially lower than its original proposal for all of the systems in its bid. The portion of the aggregate sale price payable to the joint venture would have been reduced to approximately $24.2 million. The Gans affiliate, however, submitted a written bid of approximately $100.0 million for the cable systems of all 14 Enstar partnerships, of which approximately $23.1 million would have been payable to the joint venture for the system. Both Mediacom and Gans communicated with their offers that their bids were made on all the systems included in their bid and were not made for individual systems. Following this process, and particularly as the result of Mediacom's prior actions in lowering its bid, the corporate general partner believed that Gans had submitted a more reliable bid and that it was more likely that Gans would follow through to complete the transaction. No other party bid on the systems at that time, and the other parties that originally had submitted bids, Small Town Cable, Classic Communications, and Suncast Communications, had by then withdrawn their bids.


         In late July 2000, after commencing to negotiate a purchase agreement with Gans, the corporate general partner was notified that Daniels's New York City office had in the past and currently was representing Gans Multimedia Partnership, the proposed buyer's parent company, in certain equity financing and mergers and acquisitions matters. When the corporate general partner was notified of this potential conflict of interest, it promptly advised all bidders for the systems, who were allowed to withdraw or re-bid. Gans re-bid at that time, resubmitting its original bid. The corporate general partner also received a bid from the City of Poplar Bluff for the system operated by an affiliated partnership in that city.

         Subsequently, in August 2000, Gans, the joint venture and the other affiliated sellers entered into a definitive purchase agreement for all of the systems operated by the affiliated partnerships for a total purchase price of $105.5 million, under which the portion of the purchase price allocated to the joint venture for the system was approximately $23.1 million, or approximately $1,506 per subscriber.

         In February 2001, the corporate general partner and Gans began negotiating an amendment to the Gans purchase agreement that the parties believed was necessary in order for all parties to satisfy their respective closing conditions. This amendment was necessary in order to amend a condition in the purchase agreement which provided that grantors of cable franchises covering at least 90% of the aggregate subscribers of all the sellers must have consented to transfer those franchises to Gans prior to closing. It had become apparent at that time that this condition could not be satisfied by the selling partnerships because of the inability to obtain consent with respect to the franchise in the City of Covington, Tennessee. In addition, Daniels was advised that Gans could not obtain adequate financing for the transaction, even if the requisite franchise consents could have been obtained.


         In April 2001, following a series of discussions and meetings, negotiations between the corporate general partner and Gans reached an impasse, which caused them to determine that they would not be able to agree on the amendment. As a result of this, and in view of the corporate general partner's understanding of Gans's inability to arrange sufficient financing to close the acquisition, the parties agreed to terminate the purchase agreement without liability to either party. After the decision was made to terminate the purchase agreement, the corporate general partner and the participants determined to take the systems off the market.

         o SUBSEQUENT PHASE OF THE SALE PROCESS. Following the termination of the Gans purchase agreement, potential buyers who were aware of the corporate general partner's interest in selling the systems as a result of the previous efforts to market the systems, informally communicated their interest in pursuing the purchase of the systems to Daniels and the corporate general partner.


         As a result of these informal inquiries, Daniels then commenced a second phase of marketing the joint venture's and the other affiliated partnerships' cable systems in May 2001, contacting approximately 23 prospective purchasers based on Daniels' and the corporate general partner's knowledge of the industry and feedback that previously had been received. These prospective purchasers included parties who had received marketing materials during the first phase of marketing. Based on the responses received, Daniels sent updated evaluation materials to approximately eight of them. Daniels solicited offers through a bid process. As a result of this process, none of the bidders knew the contents or amount of any other bid.

Bidders may, however, have been aware of the terms of Gans's prior bid for the systems through public reports filed with the Securities and Exchange Commission made by those Enstar affiliated partnerships subject to public reporting requirements, including Enstar 5A. The corporate general partner believed that the bidders would not have been aware of the terms of Mediacom's prior bid, which had not been made public. Bidders were allowed to conduct due diligence investigations of the systems prior to submitting their bids.


         This process produced bids in July 2001 for all of the systems located in Illinois, which do not include any of the joint venture's systems. The bids were from Charter Communications, Inc. and its affiliates ($63.0 million), Mediacom ($50.4 million), Susquehanna Cable ($50.0 million), Boston Ventures ($37.8 million), Cascade Broadband ($32.0 million) and Sunrise Communications ($42.1 million).

         The corporate general partner determined that the bid from Charter Communications, Inc. and its affiliates, for those portions of the systems located in Illinois, was the best transaction for the sale of the partnerships' Illinois systems. This determination was based primarily on the fact that Charter's bid was substantially higher in price than the other bids. Charter did not submit a bid for any portion of the joint venture's systems. Charter submitted its bid only for the Illinois systems based on its evaluation of all of the systems and its determination that the Illinois systems presented the best addition to its ongoing operations and business strategy. The asset purchase agreement with Charter, dated as of August 29, 2001, was for $63.0 million and covered the sale to Charter of cable television systems directly or indirectly owned by six different limited partnerships managed by the corporate general partner, but did not include any of the joint venture's system. The sale price offered by Charter for the systems represented $2,258 per subscriber. This transaction closed in two stages in April and September 2002.


         This second phase of marketing also produced a variety of other bids for other portions of the affiliated partnerships' systems. In July 2001, Time Warner bid $500 per subscriber for certain of the Tennessee systems, which did not include the joint venture's systems. The cities of Poplar Bluff, Dexter/Bloomfield and Malden/Campbell bid $5.5 million, $3.6 million and $2.0 million, respectively, for the systems serving their cities. Two bids were received in August 2001 for systems located in Dexter, Bloomfield, Malden and Campbell, Missouri from Galaxy Cablevision and Capital Cable for $7.0 million and $6.3 million, respectively.

         In August 2001, Capital Cable submitted a bid for $32.8 million, or $850 per subscriber, for those systems in Kentucky, Tennessee, Missouri, Arkansas, South Carolina and North Carolina, which included the joint venture's system. Capital Cable later resubmitted its bid for those systems, increasing its bid to $1,000 per subscriber, but reducing its bid for the joint venture's Pomme de Terre system to $500 per subscriber. Buford Media submitted a bid in September 2001 for a range of prices from $31.3 million to $39.2 million, or $800 to $1,000 per subscriber, for systems located in Kentucky, Tennessee, Missouri, South Carolina, North Carolina and Arkansas, which included the joint venture's system. TS Communications submitted a bid in September 2001 for $4.3 million for systems in Dexter and Bloomfield, Missouri and $1.7 million for systems in Malden and Campbell, Missouri. TS Communications later revised its bid in October 2001 to $4.0 million for the Dexter and Bloomfield, Missouri systems and $1.6 million for the Malden and Campbell, Missouri systems. A bid also was received in December 2001 from Cable South for $1.1 million for the system serving Bolivar and Hardeman, Tennessee. Buford Media bid for all of the systems in Kentucky and Tennessee in January 2002 for a total price of approximately $17.3 million, or $850 per subscriber, which included the joint venture's system except for Pomme de Terre, Missouri. These bidders submitted their bids in different formats, on a state-wide or area-wide basis, and not per partnership or per system. The bid prices apportioned to the joint venture's system in the foregoing bids are based on allocations made by Daniels and the corporate general partner.

         Daniels continued marketing and providing updated information to all interested parties for the cable television systems of the joint venture and the other affiliated partnerships. In February 2002, Daniels received a bid valued at $12.6 million from Roy Baker, an affiliate of Access, for all of the joint venture's systems located in Kentucky. In May 2002, a bid was received from Roy Baker and Cumberland for all of the Kentucky systems for a price of $10.6 million. This reduction in bid price occurred as the result of adding Cumberland as a bidder and as the result of continued subscriber losses in the system.


         In early June 2002, Daniels sent another request for bids to interested parties. Buford Media bid $26.2 million for systems in Kentucky, Tennessee, Missouri, North Carolina, South Carolina and Arkansas. This bid was $900 per subscriber for the systems of the joint venture but did not include the Pomme de Terre, Missouri system. Cable Direct bid $25.2 million for systems in Kentucky, Tennessee and Missouri, including $905 per subscriber for the joint venture's system not including the Pomme de Terre system. Cable Direct agreed to purchase the Pomme de Terre system for $599 per subscriber. Cable Direct later proposed to substitute a separate entity, Telecommunications, as the bidder in its place. Capital Cable bid $26.9 million, or $749 per subscriber, for systems in Kentucky, Tennessee, Missouri, North Carolina, South Carolina and Arkansas, including the joint venture's system. A combined bid was submitted by Roy Baker, Access Cable and Cumberland Cellular for $10.6 million for the joint venture's Kentucky and Tennessee systems, or $650 per subscriber in Kentucky and Tennessee, but $1,400 per subscriber in Russell Springs, Kentucky. TS Communications submitted a bid of $6.3 million for the Missouri and Arkansas systems, including $100,000 for the joint venture's Pomme de Terre system.

         This process produced Access, Cumberland and Telecommunications as the parties that, in the corporate general partner's view, offered the best transactions for the sale of the joint venture's system. The prices submitted by Access, Cumberland and Telecommunications were competitive with those submitted by other bidders. The bid submitted for Russell Springs, Kentucky was the highest value for that portion of the system, and was submitted by a company with a strong local presence in the Russell Springs market, giving the corporate general partner a higher assurance of transferring the franchise. In addition, Roy Baker had previously worked for five years as general manager of Falcon Communications over operating regions which included portions of the joint venture's system up until 1996. Roy Baker's and Cumberland's bids were submitted as being contingent upon each other. Their bids included closing conditions that were standard in the industry, with no contingencies for obtaining financing. Capital Cable and Buford were unable to confirm their financial ability to consummate the transactions. Overall, the corporate general partner believed that Access, Cumberland and Telecommunications had a higher likelihood of completing the transactions. No other parties were interested in purchasing all of the joint venture's system.

         The corporate general partner negotiated with Access, Cumberland and Telecommunications for the sale of the system beginning in July 2002 on an arm's-length basis. Access and Cumberland signed letters of intent in July 2002 to purchase all of the Kentucky systems. Cable Direct signed a letter of intent to purchase the systems in Tennessee, Missouri, North Carolina, South Carolina and Arkansas in September 2002. Cable Direct later proposed to substitute a separate entity, Telecommunications, as the bidder in its place. These negotiations resulting in the joint venture's entering into asset purchase agreements with Access, Cumberland and Telecommunications. There were no material changes to the asset purchase agreements from the terms of the final bids received from Access, Cumberland and Telecommunications.

         The asset purchase agreement, dated as of September 30, 2002 with Access, covers the sale of those portions of the system located in Monticello, Whitley City, Liberty, Cumberland, Greensburg, Williamsburg, Hustonville/ Moreland, Kentucky and Jellico, Tennessee, for an aggregate sale price of $6.9 million, subject to closing sale price adjustments, an escrow for indemnity claims and transaction costs. The asset purchase agreement, dated as of October 8, 2002 with Cumberland, covers the sale of those portions of the system located in Russell Springs, Jamestown and Russell County, Kentucky, for an

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aggregate sale price of $3.7 million, subject to closing sale price adjustments, an escrow for indemnity claims and transaction costs. The parties agreed to amend the purchase agreement with Cumberland on February 3, 2003 in order to give Enstar 5A more time to obtain unitholder approval for the Cumberland Sale. This amendment reduced the purchase price to $1,330 per subscriber, or a total sale price of approximately $3,521,840. The asset purchase agreement, dated as of November 8, 2002 with Telecommunications, covers the sale of cable television systems owned by 12 different limited partnerships managed by the corporate general partner, including that portion of the system located in Pomme de Terre, Missouri. Telecommunications will purchase the portion of the system located in Pomme de Terre, Missouri for a sale price of $502,800, subject to closing sale price adjustments, an escrow for indemnity claims and transaction costs. The sale prices offered by Access, Cumberland and Telecommunications for the system represent $650, $1,330 and $599 per subscriber, respectively. Collectively, the corporate general partner estimates that the Access Sale, the Cumberland Sale and the Missouri Sale will result in a cash sale price of approximately $11.0 million for the joint venture at closing, subject to the escrows and closing adjustments. As of January 31, 2003, as a result of subscriber shortfalls and decreased basic subscriber penetration, adjustments to the purchase price under the Access Sale, the Cumberland Sale and the Missouri Sale would amount to $1.3 million if closing had occurred at that time.


         The general market for cable television systems peaked in 2000, and has been on a steady decline since that point. This is best evidenced by the significant decline in the value of publicly traded cable stocks of 21% to 99% from August 2000 to November 2002. This reduction in value was due to a number of factors, including a decline in the overall stock market, increased competition from DBS operators and the resulting decrease in the number of cable subscribers, a tightened market for debt for cable television acquisitions, the accounting scandal at cable operator Adelphia Communications Corporation, and poorer than expecting operating results from a number of the public cable companies.

         These issues affected all cable television operators and, in particular, operators of rural cable systems due to increased competition from DBS, as evidenced by the loss of significant numbers of subscribers, and thus the loss of revenues and operating cash flow. Two of the largest operators of rural cable systems, publicly traded Classic Cable and privately held Galaxy Telecom, filed for Chapter 11 bankruptcy protection in late 2001.


         The bid received from Mediacom in June 2000 was approximately $13.1 million, or 54% percent, higher than the aggregate purchase price ultimately offered by Access, Cumberland and Telecommunications. The bid received from Gans in June 2000 was approximately $12 million, or 52% higher. However, the bids offered by Mediacom and Gans were received approximately two years prior to the bids received from Access, Cumberland and Telecommunications. This decline in price was consistent with the general decline in sales prices of cable television systems that has occurred in the industry since 2000. As a result, the corporate general partner does not believe that the bids submitted by Mediacom and Gans are relevant in evaluating the bids submitted for the system during the second phase of the bidding process.

         The corporate general partner and the other participants believe that the entire "auction" process conducted by Daniels and described above constituted an active "market check" with respect to the sale price and other terms of the sale of the system. Daniels contacted the parties that it believed constituted a representative sample of virtually all prospective purchasers of those cable systems and required all interested parties to submit bids, without knowing the identities of the other bidders or the terms of the other bids. This process enabled Daniels to canvass a representative universe consisting of a large number of actual, prospective buyers and to objectively determine the range of current market values of the systems, as given by willing purchasers. In fact, the corporate general partner and the other participants believe that the "auction" process conducted by the broker is the most effective and accurate means for

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ensuring that the agreements with Access, Cumberland and Telecommunications are the best prices and represent the best transactions currently available in the market from a willing buyer.


CONSENT PROCEDURES AND PROCEDURAL SAFEGUARDS


         The Liquidation Plan can take place only if it is consented to by a majority-in-interest of the unitholders, none of whom is an affiliate of Enstar 5A, the corporate general partner, the individual general partner, Access, Cumberland or any of the other participants. If a majority-in-interest of the unitholders vote to disapprove any proposal included in the Liquidation Plan, the Liquidation Plan will not be consummated. However, Enstar 5A intends to complete the Missouri Sale whether or not the Liquidation Plan is approved by unitholders. Unitholder approval of the Missouri Sale is not required and the corporate general partner believes that completing the sale is in the best interests of Enstar 5A. Unitholders can disapprove the Liquidation Plan by either voting to "disapprove" any proposal, by failing to vote, or by voting to "abstain."


         The corporate general partner did not retain an unaffiliated representative to act on behalf of the unitholders in negotiating the purchase agreements with Access, Cumberland or Telecommunications. However, all three purchase agreements were negotiated by the corporate general partner on an arm's-length basis with three unaffiliated prospective purchasers.

DETERMINATION OF THE SALE PRICES


         o GENERAL. The offers by Access, Cumberland and Telecommunications of a combined cash sale price of approximately $11.0 million for the joint venture's system were the best offers received in respect of the system in the most recent bid solicitation.

         The valuation of a cable television system for purposes of a sale is a highly subjective process, but the sale price ultimately will reflect the future value the purchaser expects to receive from operating the system, offset by future expenditures expected to be required for the systems to remain technologically current and to satisfy franchising authorities. Numerous factors affect this valuation, the most important among them being: the physical condition and technical capability of the system; the presence or absence of competitors; the density of households and growth potential of the customer base; and the length of the remaining terms of local franchises and the likelihood that, upon expiration, the franchises will be renewed or extended. Based on the business experience of the participants in the cable television industry, the corporate general partner and the other participants believe that when the joint venture's system is measured against these factors, the sale prices offered by Access, Cumberland and Telecommunications, both individually and on a combined basis, are commercially reasonable for small systems with demographics and technological capabilities comparable to the system.

         o CURRENT MARKET PRICES AND UNSOLICITED OFFERS FOR UNITS. Neither the corporate general partner nor the other participants based its conclusion that the sale prices offered by Access, Cumberland and Telecommunications for the joint venture's system are the best transactions available to the unaffiliated unitholders on a comparison of either the sale prices or the anticipated liquidating distributions to historical or current market prices for units, or to recent unsolicited offers for units. This is principally because neither the corporate general partner nor any of the other participants believe that the available, published data on secondary market sales of units, or most recent unsolicited, third-party offers for units, provide a reliable or appropriate basis for valuing the system.


         First, there is not and has not been an established market for the units, either on a national securities exchange, an inter-dealer quotation system, over-the-counter or otherwise. Trades in the units have been


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limited to sporadic transactions in an unregulated, informal secondary market.
It is not known whether these trades have been on a fully arm's-length basis, whether the buyers and sellers have each had access to all material information regarding Enstar 5A, its financial condition, the value of its assets and its prospects for the future, or whether such trades have fairly reflected the then-current market value of Enstar 5A and joint venture's assets.


         Second, recent unsolicited offers to purchase units have been made only by a few institutional holders whose intention is believed by the corporate general partner and the other participants to be to purchase units at a significant discount to their actual value with a view toward selling them, or their asset equivalent, at a substantially higher price in a subsequent sale or liquidation of Enstar 5A. In light of this, neither the corporate general partner nor any of the other participants is of the view that the prices offered by these potential buyers of units are fairly indicative of any accurate valuation of the system or appropriate to any evaluation of the sale prices offered for the system.


         o APPRAISALS AND OPINIONS. The corporate general partner did not obtain any appraisals, reports or opinions regarding the procedural or substantive fairness to the unitholders of the sale prices offered by Access and Cumberland for the system or the other terms of the Access Sale and the Cumberland Sale. The corporate general partner and the other participants believe that the process through which offers were solicited for the system, together with the facts that the purchase agreements were negotiated on an arm's-length basis with three unaffiliated prospective purchasers; and the bids offered by Access and Cumberland were the best bids received for the system during the most recent bidding process, provide a sufficient basis for the corporate general partner's and the other participants' beliefs that the Access Sale and the Cumberland Sale are the best transactions available to the unitholders.


         o DISCOUNTED CASH FLOW VALUE; GOING CONCERN VALUE. Neither the corporate general partner nor any of the other participants evaluated either the sale price offered by Access, Cumberland or Telecommunications, or the anticipated liquidating distributions, on a discounted cash flow or "going concern" basis. The corporate general partner does not believe that basis is relevant because of current market conditions, including the competition faced by the joint venture and trends in the telecommunications industry generally, and the fact that a significant number of the system's subscribers are in areas as to which the joint venture is operating under franchises that are terminable at will by the franchisors. These factors are likely to have a substantial adverse effect on the joint venture's ability to maintain its current revenue levels and profitability for the foreseeable future. For this reason, the corporate general partner and the other participants concluded that valuations that assume a continued, longer term viability or cash flow stream would not reliably predict the value of the joint venture and Enstar 5A.


         o OTHER FACTORS. In addition to being, in the opinion of the corporate general partner, the buyers making the best offers and the best resulting transactions for the sale of the system, the terms proposed by Access, Cumberland and Telecommunications were, in the corporate general partner's and the other participants' opinion, favorable, overall, to the unitholders. Specifically, as set forth in the purchase agreements with Access, Cumberland and Telecommunications:

         o there is no financing contingency that would make either Access's, Cumberland's or Telecommunications' obligations contingent upon obtaining adequate financing to complete the purchase;

         o Access's and Cumberland's obligations to close are not contingent upon their being satisfied with the results of a continuing due diligence review of the system, although

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

            Telecommunications' obligations are contingent on satisfactory completion of its due diligence investigation; and

         o Access's, Cumberland's and Telecommunications' obligations to close are not contingent upon the joint venture obtaining at its own expense a Phase I environmental assessment report confirming that the owned or leased real property included in the assets to be sold to each of Access, Cumberland or Telecommunications, respectively, is free of hazardous materials and contaminants.


         Given the current competitive environment in which the system operates, the fact that costly upgrades are required in order for the joint venture to be able to compete with DBS operators, which currently offer more services than does the joint venture and to which the joint venture historically has lost significant numbers of customers and the financial risks involved in making the substantial capital investments believed to be necessary to address those challenges and the status of the joint venture's franchises, the corporate general partner and the other participants concluded that the Liquidation Plan, with its estimated aggregate liquidating distribution of $107 per unit, is in the best interests of Enstar 5A and the unitholders.


RECOMMENDATION OF THE CORPORATE GENERAL PARTNER AND OTHER PARTICIPANTS

         The corporate general partner and the other participants each believe that the advantages exceed any disadvantages of consummating the Liquidation Plan at this time. Accordingly, the corporate general partner and the other participants each recommends that the unitholders approve the Liquidation Plan.

         In making this recommendation, the participants considered the following material factors:


         o If the Liquidation Plan is approved, the joint venture will be able to consummate the Access Sale and the Cumberland Sale for an amount that the corporate general partner and the other participants believe represents the best available transaction for sale of the assets of the joint venture and upon terms that the corporate general partner and the other participants believe will entail favorable transaction costs and permit an efficient consummation of the sale. The sales price offered by Access of $6.9 million for the Access system, the sales price offered by Cumberland of $3.5 million for the Cumberland system and the sales price offered by Telecommunications of $502,800 for the Missouri system ultimately represent the best proposals for the system resulting from the offering process. Collectively, the Access Sale, the Cumberland Sale and the Missouri Sale will have an aggregate cash sales price of approximately $11.0 million for the joint venture, subject to escrows aggregating $358,000 for indemnity claims and closing adjustments.

         o The sale prices were determined through an "auction" process conducted by an independent broker and effected a "market check," which supports the corporate general partner's and the other participants' belief that the aggregate price offered by Access, Cumberland and Telecommunications, collectively and on an individual basis, represents the best available purchase price for the relevant portions of the joint venture's system. The broker, which specializes in the cable television industry, contacted a broad sample of known prospective buyers of the joint venture's system. The corporate general partner believes that none of the bidders knew the sale prices or other terms of the other bids until all of the bids were received and opened. Although the sales prices offered by Access, Cumberland and Telecommunications, which were received in the second phase of bidding, are significantly lower than the sales prices originally offered for the system by Gans and Mediacom in the

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            first phase of bidding, this decline was consistent with the general decline in sales prices of cable television systems that has occurred in the industry since 2000.


         o The purchase agreements with Access, Cumberland and Telecommunications contain closing conditions that are standard in the industry and were negotiated on an arm's-length basis. Neither Access's nor Cumberland's obligations under either purchase agreement are contingent upon obtaining financing or conducting a satisfactory due diligence review.

         o By selling these portions of its system now, the joint venture and Enstar 5A would significantly reduce the risks inherent in the ownership of cable television systems, particularly small cable systems, including, among other things, the increasing number of entities that provide high quality video programming, Internet and telephony services, particularly DBS operators; the uncertainty of the future effects of legislative and regulatory changes; the rapid technological developments in the cable television and telecommunications industry, which are pressuring cable operators to upgrade their systems and increase their service offerings; the financial difficulties inherent in small cable television systems acquiring the technological infrastructure needed to compete with "broadband" providers of multiple television, Internet and telephony services; increasing costs of obtaining quality programming; the potential for termination of the joint venture's franchises covering a significant number of its subscribers; and the competitive pressure to maintain rates at a level competitive with DBS operators.

         o Because there is no established trading market for the units, the unitholders' ability to sell their units has been and for the foreseeable future will be limited to sporadic sales within an informal secondary market.

         o In order for the Liquidation Plan to be authorized and completed, the holders of a majority of the units must first approve the Liquidation Plan. No unitholders are affiliated with Enstar 5A, the general partners of the Enstar 5A or any of the other participants. In addition, the Access Sale, the Cumberland Sale and the Joint Venture Liquidation must be approved by a majority-in-interest of the limited partners of Enstar 5B.

         o There exists the risk that by selling these portions of the system now, the joint venture, Enstar 5A and the unitholders would not benefit from any increased revenues that might result from an upgrade of the system, or from possible further improvements in economic and market conditions that might increase the sale price of the system. However, neither the corporate general partner nor any of the other participants believe that a sufficient increase in revenues is likely to result from upgrades, or that in its present condition, the system's sale value is likely to increase. Accordingly, in the view of the corporate general partner and the other participants', these potential risks are outweighed by the potential benefits to be realized from the Liquidation Plan.

         o The corporate general partner did not retain an unaffiliated representative to act on behalf of the unitholders in negotiating the purchase agreements with Access or Cumberland. The corporate general partner did not obtain any appraisals, reports or opinions regarding the procedural or substantive fairness to the unitholders of the sale prices offered by Access and Cumberland for the system or the other terms of the Access Sale or the Cumberland Sale. The corporate general partner and the other participants believe that the process through which offers were solicited for the system, together with the facts that the purchase agreements were negotiated on an arm's-length basis with three unaffiliated prospective

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            purchasers, provide a sufficient basis for the corporate general partner's and the other participants' beliefs that the Access Sale and the Cumberland Sale are the best transactions available to the unitholders.


         o Charter, Inc. agreed in May 1999 to acquire the corporate general partner as part of a larger sale in which Charter, Inc. acquired all of the cable businesses of Falcon. The corporate general partner already had been evaluating strategies for liquidating the joint venture and the other Enstar partnerships since 1998. Before the transaction closed, Charter, Inc. and Falcon's management decided to continue the liquidating strategy because the Enstar cable systems did not fit with Charter, Inc.'s business strategies. The corporate general partner entered into agreements with two brokers, one of which was Daniels, to market the cable systems of the Enstar partnerships. The corporate general partner ultimately expanded Daniels' engagement to market all of the Enstar partnerships' cable systems.

         o The sales process used to market the cable systems of the Enstar partnerships was designed to encourage potential buyers to bid on one or a combination of individual cable systems, or on a collective basis for all of the systems. The corporate general partner and the other participants determined that marketing the joint venture's system as part of a larger group was in the best interests of Enstar 5A's unitholders. Based on their experience in the cable television industry, the corporate general partner and the other participants believe that a higher sale price for a given system often can be obtained when cable television systems are marketed as part of a larger, "bundled" package than when marketed individually or in smaller units. The corporate general partner, however, could not ensure that marketing the joint venture's system on a collective basis produced a better price or a better transaction than marketing the system separate from the cable systems of the other Enstar partnerships. Charter, Inc., one of the participants, and Charter, Inc.'s affiliates, participated in the bidding for certain of the Enstar cable systems and purchased portions of those systems located in Illinois. Charter, Inc. did not submit a bid for any portion of the joint venture's systems, which are located in Kentucky, Tennessee and Missouri. Charter, Inc. only bid on systems in Illinois, which it believed presented the best addition to its ongoing operations and business strategy. As such, the corporate general partner and the participants did not consider Charter, Inc.'s participation in the bidding to be a relevant factor in the marketing of the joint venture's system or in their determination that the Access Sale and the Cumberland Sale are the best transactions available to the unitholders.


         After considering the factors discussed in this section, the corporate general partner and the other participants have determined that the Access Sale, the Cumberland Sale and the Liquidation Plan are the best transactions available to the unitholders, and have determined that approval of the Liquidation Plan would serve the best interests of the unitholders by maximizing the proceeds from a disposition of the system and, consequently, the per-unit liquidating distributions to Enstar 5A's unitholders.


         The information and factors discussed above were considered collectively by the corporate general partner and the other participants in connection with their reviews of the Access Sale, the Cumberland Sale and the Liquidation Plan. Although they did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching the above determination, added weight was accorded to the following factors: the fact that Access's offer, Cumberland's offer and Telecommunications' offer resulted from an "auction" process, which the corporate general partner believes acted as a "market check" to ensure that the best available price was obtained; the fact that Access, Cumberland and Telecommunications are third party buyers unaffiliated with Enstar 5A, the joint venture or any partners, allowing the parties to negotiate on an arm's-length basis; and the fact that each purchase

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agreement contains closing conditions and seller's representations and warranties that are standard in the industry and were negotiated on an arm's-length basis with unaffiliated buyers (including the fact that the obligations of Access and Cumberland under their respective purchase agreement are not contingent upon obtaining adequate financing or upon Access or Cumberland conducting a satisfactory due diligence investigation of the system).


         To the knowledge of the corporate general partner, no executive officer, director or affiliate of Enstar 5A, the general partners of Enstar 5A, the joint venture or any other participant, and no executive officer, director or affiliate of any of them, holds or beneficially owns any units, and none of such persons has made a recommendation either in support of or opposed to the Access Sale, the Cumberland Sale or the Liquidation Plan, other than as set forth in this consent solicitation statement. The corporate general partner's board of directors consists of only one member, Steven A. Schumm, who approved the Liquidation Plan and is recommending the Liquidation Plan to the unitholders.

         Robert T. Graff, the individual general partner, is currently retired and, although, he is aware of the Liquidation Plan, played no role in it. The corporate general partner expects that Mr. Graff will consent, as general partner, in connection with the Liquidation Plan.

RELATED PARTY TRANSACTIONS

         Enstar 5A has a management and service agreement (the "Management Agreement") with Enstar Cable Corporation ("Enstar Cable"), a wholly-owned subsidiary of the corporate general partner. This Management Agreement provides that Enstar 5A will pay to Enstar Cable a monthly management fee of 5% of gross revenues from the operations of Enstar 5A. Enstar 5A had no gross revenues in 2002 and 2001. As a result, no management fees were paid by Enstar 5A during 2002 and 2001.


         Enstar Cable also has entered into an identical agreement with the joint venture, except that the management fee payable by the joint venture is 4%. The joint venture's management fee expense approximated $191,200 and $198,100 for the nine months ended September 30, 2002 and 2001, respectively. This amounts to $1.60 and $1.66 per unit in management fee expenses for the nine months ended September 30, 2002 and 2001, respectively.


         In addition, the joint venture is required to distribute a management fee to the corporate general partner an amount equal to 1% of the joint venture's gross revenues. The joint venture's management fee expense to the corporate general partner approximated $47,800 and $49,500 during the nine months ended September 30, 2002 and 2001, respectively. This amounts to $0.40 and $0.41 per unit in respect of the joint venture's management fee to the corporate general partner for the nine months ended September 30, 2002 and 2001, respectively. No management fee is payable to Enstar Cable by Enstar 5A in respect of any amounts received by Enstar 5A from the joint venture.

         In addition to the monthly management fees, Enstar 5A reimburses Enstar Cable for direct expenses incurred on behalf of Enstar 5A, and for Enstar 5A's allocable share of operational costs associated with services provided by Enstar Cable. The total amount charged to Enstar 5A approximated $48,800 and $50,700 for the nine months ended September 30, 2002 and 2001, respectively. This amounts to $0.82 and $0.85 per unit of Enstar 5A for the nine months ended September 30, 2002 and 2001, respectively.


         Additionally, Charter Communications Holding Company, LLC, a direct parent of the corporate general partner, and its affiliates (collectively, "Charter") provide other management and operational services for Enstar 5A and the joint venture. These expenses are charged to the properties served based primarily on Enstar 5A's or joint venture's allocable share of operational costs associated with the services

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provided. Enstar 5A and the joint venture reimburse the affiliates for Enstar
5A's and the joint venture's allocable share of the affiliates' costs. The total amount charged to the joint venture for these costs approximated $528,400 and $689,000 for the nine months ended September 30, 2002 and 2001, respectively. This amounts to $4.42 and $5.76 per unit of Enstar 5A for the nine months ended September 30, 2002 and 2001, respectively.


         All programming services are purchased through Charter. Charter charges the joint venture for these costs based on an allocation of its costs. The joint venture incurred programming fee expense of $943,900 and $972,500 for the nine months ended September 30, 2002 and 2001, respectively. This amounts to $7.90 and $8.14 per unit of Enstar 5A in programming fee expenses for the nine months ended September 30, 2002 and 2001, respectively.

         All amounts owed to the corporate general partner and affiliates are non-interest bearing.

CONFLICTS OF INTEREST


         Upon completing the Access Sale, the Cumberland Sale and the Missouri Sale, accrued deferred management fees, which were $650,200 as of September 30, 2002, will be paid to the corporate general partner by the joint venture. In addition, the corporate general partner will receive approximately $1.3 million in repayment of accrued unpaid reimbursed expenses owed to it by the joint venture and approximately $110,600 in repayment of accrued unpaid reimbursed expenses owed to it by Enstar 5A. However, for the reasons discussed under "Best Available Transaction -- Consent Procedures and Procedural Safeguards" on page 26, Enstar Communications and the other participants believe that the terms of the Access Sale, the Cumberland Sale and the Liquidation Plan are the best transactions available to the unitholders.


         Following the closing of the Cumberland Sale, Charter, or one of Charter's affiliates, will provide advertising sales services to Cumberland pursuant to an advertising sales agreement. These advertising sales services also may be provided to Access or Telecommunications upon their request after closing of the Access Sale and the Missouri Sale, respectively. In addition, Charter, or one of its affiliates, will provide satellite programming to Cumberland for about 20 subscribers in that portion of the system purchased by Cumberland until Cumberland elects to upgrade their services, or until December 15, 2003, whichever is earlier.

THE ACCESS PURCHASE AGREEMENT

         The joint venture and Access have entered into an Asset Purchase Agreement (the "Access Purchase Agreement") which provides for the sale of certain of the assets used by the joint venture in that portion of the system operating in and around the communities of Monticello, Whitley City, Liberty, Cumberland, Greensburg, Williamsburg, and Hustonville/Moreland, Kentucky and Jellico, Tennessee, as further described in the Access Purchase Agreement (the "Access Assets"). Access's address is 5215 south Hwy 27, Somerset, KY 42501,
Telephone: (606) 676-0610.

         THE FOLLOWING IS A SUMMARY OF THE ACCESS PURCHASE AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ACCESS PURCHASE AGREEMENT. A COPY OF THE ACCESS PURCHASE AGREEMENT WAS FILED AS AN EXHIBIT TO ENSTAR 5A'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2002. COPIES OF THE ACCESS PURCHASE AGREEMENT ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE, FROM THE SOLICITING AGENT, D.F. KING & CO., INC., AT
(800) 207-2014.

PURCHASE PRICE AND ADJUSTMENTS

         Under the Access Purchase Agreement, Access will acquire the Access Assets from the joint venture for a purchase price of approximately $6.9 million, subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions.

         The purchase price will be subject to adjustments that can reduce or increase the purchase price at closing and following the closing. These adjustments will be made to reflect or take account of, among other things:

     o allocating to the joint venture all revenues, refunds, costs, expenses and liabilities attributable to the operation of the cable system prior to the closing date,

     o allocating to Access all revenues, refunds, costs, expenses and liabilities attributable to the operation of the cable system after the closing date, and


     o a number of subscribers below the prescribed target of 10,659 subscribers. If the number of subscribers falls below the target number at closing, then the sale price will be reduced by $650 per subscriber. As of January 31, 2003, that portion of the system to be sold to Access under the Access Purchase Agreement had approximately 9,425 subscribers. This results in a shortfall of 1,234 subscribers. If the closing had been held on January 31, 2003, this short fall in subscribers would have reduced the purchase price by $802,100.


         Concurrent with the execution of the Access Purchase Agreement, the joint venture and Access executed an escrow agreement. Under the escrow agreement, Access deposited $208,152 (the "Access Deposit Amount") with an escrow agent to secure Access's performance and obligations under the Access Purchase Agreement prior to closing. At closing, the joint venture and Access will cause the escrow agent to deliver to the joint venture the Access Deposit Amount and all accrued interest and earnings, which will be credited against the purchase price. In addition, at closing, Access will deposit $208,152 of the purchase price in escrow for a period of six months after closing to provide funds for the payment of any indemnification to which Access may be entitled under the Access Purchase Agreement. As such, the joint venture will not receive the full purchase price at closing.

REPRESENTATIONS AND WARRANTIES

         The Access Purchase Agreement contains representations and warranties of the joint venture that are customary in the industry. As a condition to closing, these representations must be true and correct as of the closing date. These include representations that the joint venture has the capacity to enter into the Access Purchase Agreement, the Access Purchase Agreement has been properly authorized and all necessary consents and approvals have been obtained, the joint venture has good title to its assets, the joint venture is in full compliance with certain laws applicable to the cable industry and environmental laws and other customary representations. Access made certain representations and warranties to the joint venture comparable to certain of those made by the joint venture.

CONDITIONS PRECEDENT

         Under the Access Purchase Agreement, Access's obligations to acquire the Access Assets are subject to certain customary conditions precedent. These conditions, if not satisfied, can prevent the Access Sale from occurring. Any or all of the conditions may be waived by Access. These conditions include a requirement that the joint venture's representation and warranties are correct as of closing, the joint venture has obtained all material and required consents, no judgment or order prohibits the closing and there shall have been no material adverse changes in the business, financial condition or prospects of the Access Assets or the cable system since the date of the Access Purchase Agreement. In addition, the closing is conditioned on the joint venture obtaining all necessary partner consents. The joint venture's obligations to sell the Access Assets are subject to conditions precedent comparable to those of Access, any or all of which may be waived by the joint venture.

INDEMNIFICATION

         Access has agreed that following the closing it will indemnify the joint venture for claims that arise out of:

     o its breach of any representations or warranties in the Access Purchase Agreement,

     o its failure to perform covenants or obligations in the Access Purchase Agreement, and

     o any person or governmental authority asserting any claim against the joint venture arising out of the operation of the Access Assets after the closing date.

         The joint venture has agreed that following the closing it will indemnify Access for claims that arise out of:

     o its breach of any representations or warranties in the Access Purchase Agreement,

     o its failure to perform covenants or obligations in the Access Purchase Agreement,

     o liabilities accruing on or prior to the closing date, except those assumed by Access, or

     o liabilities of the joint venture not assumed by Access under the Access Purchase Agreement.

         In order to provide funds for the payment of any indemnification to which Access may be entitled, Access will deposit $208,152 of the total purchase price in escrow. However, Access's rights with respect to indemnification are not limited to the dollar amount held in escrow.

         Certain limitations apply to indemnification claims, including the following:

     o subject to certain exceptions, the representations and warranties made by both parties will survive the closing for a period of six months;

     o neither party is required to indemnify the other party for claims arising from the breach of any representation or warranty until the aggregate amount of all claims against the indemnifying party exceeds $150,000, in which case the indemnifying party will be liable for the total amount of all claims starting from the first dollar of loss or expense;

     o subject to certain exceptions, the joint venture's aggregate liability to Access for indemnification claims arising from the breach of any of the joint venture's representations and warranties are limited to losses or damages not exceeding $750,000; and

     o Access's aggregate liability to the joint venture for indemnification claims arising from the breach of any of Access's representations and warranties are limited to losses and damages not exceeding $750,000.

TERMINATION AND REIMBURSEMENT

         The Access Purchase Agreement may be terminated prior to the closing only in accordance with the following situations:

     o   at any time by mutual consent of the joint venture and Access,

     o by either the joint venture or Access if the closing has not taken place by March 31, 2003, other than by reason of a breach or default of any of the covenants or agreements contained in the Access Purchase Agreement by the party seeking to terminate; provided that, the parties may mutually agree to extend the date if as of that date the conditions to closing have not been satisfied,

     o by either the joint venture or Access if the other party is in material breach of the Access Purchase Agreement and does not cure the breach within 30 days,

     o by either the joint venture or Access if the representations and warranties of the other party are not true and correct in all respects and such failure is not cured by the closing date, or

     o by the joint venture if the requisite level of approval by the limited partners of either Enstar 5A or Enstar 5B have not been obtained.

SOURCE OF FUNDS

         Access has represented and warranted that it has the financial capability, including to obtain financing, necessary to complete the purchase of the Access Assets under the Access Agreement.

CLOSING

         The closing will take place at 9:00 a.m. on the last business day of the calendar month after the satisfaction or waiver of all conditions precedent to closing, as set forth in the Access Purchase Agreement, but no later than March 31, 2003. The corporate general partner presently expects closing will occur on or about March 31, 2003. The closing will occur at the offices of Charter Communications, Inc., 12405 Powerscourt Drive, St. Louis, Missouri 63131.

THE CUMBERLAND PURCHASE AGREEMENT

         The joint venture and Cumberland have entered into an Asset Purchase Agreement (the "Cumberland Purchase Agreement") which provides for the sale of certain of the assets used by the joint venture in that portion of the system operating in and around the communities of Russell Springs, Jamestown and Russell County, Kentucky, as further described in the Cumberland Purchase Agreement (the "Cumberland Assets"). Cumberland's address is P.O. Box 80, Jamestown, Kentucky 42629, Telephone: 270-343-3131.


         THE FOLLOWING IS A SUMMARY OF THE CUMBERLAND PURCHASE AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CUMBERLAND PURCHASE AGREEMENT. A COPY OF THE

CUMBERLAND PURCHASE AGREEMENT WAS FILED AS AN EXHIBIT TO ENSTAR 5A'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2002. AN AMENDMENT TO THE CUMBERLAND PURCHASE AGREEMENT WAS FILED ON FEBRUARY 12, 2003 AS AN EXHIBIT TO ENSTAR 5A'S CURRENT REPORT ON FORM 8-K. COPIES OF THE CUMBERLAND PURCHASE AGREEMENT ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE, FROM THE SOLICITING AGENT, D.F. KING & CO., INC., AT (800) 207-2014.


PURCHASE PRICE AND ADJUSTMENTS


         Under the Cumberland Purchase Agreement, Cumberland originally agreed to acquire the Cumberland Assets from the joint venture for a purchase price of approximately $3.7 million, subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions. This price was based on an assigned price of $1,400 per subscriber in the joint venture's system. The parties agreed to amend the Cumberland Purchase Agreement on February 3, 2003 in order to give Enstar 5A more time to obtain unitholder approval for the Cumberland Sale. In agreeing to this amendment, Cumberland required that the purchase price be reduced to $1,330 per subscriber, or a total sale price of approximately $3.5 million.


         The purchase price will be subject to adjustments that can reduce or increase the purchase price at closing and following the closing. These adjustments will be made to reflect or take account of, among other things:

     o allocating to the joint venture all revenues, refunds, costs, expenses and liabilities attributable to the operation of the cable system prior to the closing date,

     o allocating to Cumberland all revenues, refunds, costs, expenses and liabilities attributable to the operation of the cable system after the closing date,


     o a number of subscribers below the prescribed target of 2,648 subscribers. If the number of subscribers falls below the target number at closing, then the sale price will be reduced by $1,400 per subscriber. As of January 31, 2003, that portion of the system to be sold to Cumberland under the Cumberland Purchase Agreement had approximately 2,401 subscribers. This results in a shortfall of 247 subscribers. If the closing had been held on January 31, 2003, this short fall in subscribers would have reduced the purchase price by $345,800, and

     o a percentage-based decrease in expanded basic subscriber penetration between March 31, 2002 and the closing date. An additional adjustment of $25,000 will be made to the purchase price for every full percentage point that expanded basic subscriber penetration declines from 86.21% as of March 31, 2002 to the closing date. If the decline in expanded basic subscriber penetration exceeds 1%, the reduction is calculated for each .5% in excess of the first percentage point. As of January 31, 2003, expanded basic subscriber penetration was 81.41%, which is a decrease of 4.8% from basic subscriber penetration as of March 31, 2002. If the closing had been held on January 31, 2003, this decrease in basic subscriber penetration would have reduced the purchase price by $112,500.


         Concurrent with the execution of the Cumberland Purchase Agreement, the joint venture and Cumberland executed an escrow agreement. Under the escrow agreement, Cumberland deposited $125,000 (the "Cumberland Deposit Amount") with an escrow agent to secure Cumberland's performance and obligations under the Cumberland Purchase Agreement prior to closing. At closing, the joint venture and Cumberland will cause the escrow agent to deliver to the joint venture the Cumberland Deposit Amount and all accrued interest and earnings, which will be credited against the purchase price. In addition, at closing, Cumberland will deposit $250,000 of the purchase price in escrow until December 15, 2003 to provide funds for the payment of any indemnification to which Cumberland may be entitled under the Cumberland Purchase Agreement. As such, the joint venture will not receive the full purchase price at closing.

REPRESENTATIONS AND WARRANTIES

         The Cumberland Purchase Agreement contains representations and warranties of the joint venture that are customary in the industry. As a condition to closing, these representations must be true and correct as of the closing date. These include representations that the joint venture has the capacity to enter into the Cumberland Purchase Agreement, the Cumberland Purchase Agreement has been properly authorized and all necessary consents and approvals have been obtained, the joint venture has good title to its assets, the joint venture is in full compliance with certain laws applicable to the cable industry and environmental laws and other customary representations. Cumberland made certain representations and warranties to the joint venture comparable to certain of those made by the joint venture summarized above.

CONDITIONS PRECEDENT

         Under the Cumberland Purchase Agreement, Cumberland's obligations to acquire the Cumberland Assets are subject to certain customary conditions precedent. These conditions, if not satisfied or waived, can prevent the Cumberland Sale from occurring. Any or all of these conditions may be waived by Cumberland. These conditions include a requirement that the joint venture's representation and warranties are correct as of closing, the joint venture has obtained all material and required consents, no judgment or order prohibits the closing, there has been no material adverse changes in the business or prospects of the Telecommunication Assets or the cable system since the date of the Telecommunications Purchase Agreement and the joint venture shall have obtained all partner consents. In addition, the joint venture must satisfy various other obligations as a condition to closing, including the transfer of certain contracts, completion of certain land surveys and land repairs, completion of certain construction, and the continued delivery of certain other transaction services on a temporary basis after the closing. In addition, affiliates of the joint venture must enter into an advertising services agreement to provide certain advertising services after the closing. The joint venture's obligations to sell the Cumberland Assets are subject to conditions precedent comparable to those of Cumberland, any or all of which may be waived by the joint venture.

INDEMNIFICATION

         Cumberland has agreed that following the closing it will indemnify the joint venture for claims that arise out of:

     o its breach of any representations or warranties in the Cumberland Purchase Agreement,

     o its failure to perform covenants or obligations in the Cumberland Purchase Agreement, or

     o any person or governmental authority asserting any claim against the joint venture arising out of the operation of the Cumberland Assets after the closing date.

         The joint venture has agreed that following the closing it will indemnify Cumberland for claims that arise out:

     o its breach of any representations or warranties in the Cumberland Purchase Agreement,

     o its failure to perform covenants or obligations in the Cumberland Purchase Agreement,

     o liabilities accruing on or prior to the closing date, except those assumed by Cumberland, or

     o liabilities of the joint venture not assumed by Cumberland under the Cumberland Purchase Agreement.

         In order to provide funds for the payment of any indemnification to which Cumberland may be entitled, Cumberland will deposit $250,000 of the total purchase price in escrow. However, Cumberland's rights with respect to indemnification are not limited to the dollar amount held in escrow.

         Certain limitations apply to indemnification claims, including the following:

     o subject to certain exceptions, the representations and warranties made by both parties will survive the closing until December 15, 2003,

     o neither party is required to indemnify the other party for claims arising from the breach of any representation or warranty until the aggregate amount of all such claims against the indemnifying party exceeds $150,000, in which case the indemnifying party will be liable for the total amount of all such claims starting from the first dollar of loss or expense; except that, the $150,000 threshold does not apply to certain claims by Cumberland against the joint venture relating to certain permits, fines from local franchising authorities, fines or fees due to the U.S. Copyright Office, fines for FCC regulatory violations, governmental authorizations and ongoing litigation against the joint venture as of closing,

     o subject to certain exceptions, the joint venture's aggregate liability to Cumberland for indemnification claims arising from the breach of any of the joint venture's representations and warranties are limited to losses or damages not exceeding $1,000,000, and

     o Cumberland's aggregate liability to the joint venture for indemnification claims arising from the breach of any of Cumberland's representations and warranties are limited to losses and damages not exceeding $1,000,000.

TERMINATION AND REIMBURSEMENT

         The Cumberland Purchase Agreement may be terminated prior to the closing only in accordance with the following:

     o   at any time by mutual consent of the joint venture and Cumberland,

     o by either the joint venture or Cumberland if the closing has not taken place by February 28, 2003, other than by reason of a breach or default of any of the covenants or agreements contained in the Cumberland Purchase Agreement by the party seeking to terminate; provided that, the parties may mutually agree to extend that date if as of that date the conditions to closing have not been satisfied,

     o by either the joint venture or Cumberland if the other party is in material breach of the Cumberland Purchase Agreement and does not cure the breach within 30 days,

     o by either the joint venture or Cumberland if the representations and warranties of the other party are not true and correct in all respects and such failure is not cured by the closing date, or

     o by the joint venture if the requisite approvals of the Liquidation Plan by the limited partners of either Enstar 5A or Enstar 5B have not been obtained.

         If the Cumberland Agreement is terminated in accordance with certain of the methods listed above and specified in the Cumberland Agreement, the joint venture must refund the Cumberland Deposit Amount, with any accrued interest, to Cumberland.

SOURCE OF FUNDS

         Cumberland has represented and warranted that it has the financial capability, including to obtain financing, necessary to complete the purchase of Cumberland Assets.

CLOSING


         The closing will take place at 9:00 a.m. on the last business day of the calendar month after the satisfaction or waiver of all conditions precedent to closing, as set forth in the Cumberland Purchase Agreement, but no later than March 31, 2003. The corporate general partner presently expect closing will occur on or about March 31, 2003. The closing will occur at the offices of Charter Communications, Inc., 12405 Powerscourt Drive, St. Louis, Missouri 63131.


DESCRIPTION OF ASSETS


         The table below sets forth operating statistics for the joint venture's system as of September 30, 2002:


                                                                                                                      AVERAGE
                                                                                   PREMIUM                            MONTHLY
                                       HOMES        BASIC           BASIC          SERVICE          PREMIUM         REVENUE PER
SYSTEM                                PASSED(a)  SUBSCRIBERS    PENETRATION(b)     UNITS(c)      PENETRATION(d)    SUBSCRIBER(e)

KY and TN                               32,000      12,500           39.1%          1,900             15.2%           $40.34
Pomme de Terre, MO                       3,600         800           22.2             100             12.5             33.57
                                        ------      ------           ----           -----             ----            ------
Total                                   35,600      13,300           37.4%          2,000             15.0%           $39.93
                                        ======      ======           ====           =====             ====            ======

----------
    (a) Homes passed refers to estimates by the joint venture of the approximate number of dwelling units in a particular community that can be connected to the cable systems without any further extension of principal transmission lines. The estimates are based upon a variety of sources, including billing records, house counts, city directories and other local sources.

    (b)  Basic subscribers as a percentage of homes passed by cable.

    (c) Premium service units include only single channel services offered for a monthly fee per channel and do not include tiers of channels offered as a package for a single monthly fee.

    (d) Premium penetration represents premium service units as a percentage of homes subscribing to cable service. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes for more than one premium service.

    (e) Average monthly revenue per basic subscriber has been computed based on revenue for the nine months ended September 30, 2002, divided by nine months, divided by the actual number of basic subscribers at September 30, 2002.


USE OF PROCEEDS AND CASH DISTRIBUTIONS


         The following table sets forth the anticipated application of the net proceeds from the Access Sale, the Cumberland Sale and the Missouri Sale. The amount available for distribution to the unitholders shown below assumes that all of the joint venture's system is sold to Access, Cumberland and

Telecommunications for the prices, and subject to the other terms and conditions, contained in the respective purchase agreements, including estimated closing adjustments.

         As promptly as practicable following the Access Sale, the Cumberland Sale and the Missouri Sale, and calculation of all required sale price adjustments, Enstar 5A and Enstar 5B, as the general partners of the joint venture, will seek to discharge all of the liabilities of the joint venture and distribute its remaining assets to themselves in accordance with the partnership agreement of the joint venture. Thereafter, the corporate general partner will cause Enstar 5A to discharge all of its liabilities and distribute its remaining assets to itself, the individual general partner and the unitholders in accordance with the limited partnership agreement of Enstar 5A. The corporate general partner presently estimates that the liquidating distributions to the unitholders from the proceeds of the Access Sale, the Cumberland Sale and the Missouri Sale would total approximately $107 per unit, after estimated closing adjustments, taxes and expenses and liquidation expenses. This estimate is based on the assumed expenses shown below, and also assumes a closing of the Access Sale on or before March 31, 2003, a closing of the Cumberland Sale on or before March 31, 2003 and a closing of the Missouri Sale on or before June 30, 2003.


         HOWEVER, THE CORPORATE GENERAL PARTNER CANNOT ASSURE YOU OF THE ACTUAL AMOUNTS DISTRIBUTED, OR AS TO THE AMOUNTS SET FORTH BELOW. ACTUAL AMOUNTS MAY VARY MATERIALLY FROM THESE ESTIMATES.


             USE OF PROCEEDS AND DISTRIBUTIONS OF THE JOINT VENTURE

Sale Proceeds....................................................  $10,963,000
Less:  subscriber shortfall and penetration adjustments(1)          (1,296,900)
Less:  Tennessee excise tax......................................      (57,000)
Less:  closing expenses(2).......................................     (167,200)
Plus:  working capital adjustment(3).............................    4,353,700
Less:  due to affiliates(4)......................................     (650,200)
                                                                   -----------

Net distribution amount..........................................   13,145,400
Distribution to each general partners(5).........................    6,572,700

----------
(1) Reflects aggregate sales decreases due to subscriber shortfalls and decreased basic subscriber penetration.

(2) The joint venture's expected expenses in connection with the Liquidation Plan will be as follows:

         Broker's fees...........................................  $   111,500
         Filing fees and other miscellaneous expenses............       55,700
                                                                   -----------
                                                                   $   167,200

(3) Working capital adjustments are made as part of the liquidating process in order to calculate the cash which will be distributed to unitholders upon liquidation of Enstar 5A. These adjustments show the current assets of Enstar 5A, such as cash and accounts receivable, reduced by the liabilities of Enstar 5A which must be paid in the liquidation process prior to making distributions to unitholders. This amount is calculated as follows:

         Current assets..........................................  $ 6,244,300
         Current liabilities.....................................     (606,700)
         Due to affiliates.......................................   (1,283,900)
                                                                   -----------
                                                                   $ 4,353,700

         The sale prices are subject to adjustments under the purchase agreements with Access, Cumberland and Telecommunications for proration and similar items. This adjustment is only an estimate and the adjustment actually made at closing may be more or less than this amount.

(4) Represents deferred management fees due to the corporate general partner.

(5) Enstar 5A and Enstar 5B will each receive $6,572,700, as co-general partners of the joint venture.

                 USE OF PROCEEDS AND DISTRIBUTIONS OF ENSTAR 5A

Distributions from joint venture.................................  $ 6,572,700

Less:  expenses(1)...............................................     (139,350)
                                                                   -----------

Net distribution amount..........................................    6,433,350
Less:  Distribution to general partners(2).......................       65,600
Distributions to unitholders.....................................    6,367,750
                                                                   -----------
Estimated distributions to unitholders per unit..................  $       107


-----------
(1) Enstar 5A's expected expenses in connection with the Liquidation Plan will be as follows:

         Legal fees..............................................  $    50,000
         Accounting fees.........................................       33,500
         Solicitation expenses...................................        4,250
         Printing and mailing....................................       33,500
         Filing fees and other miscellaneous expenses............       18,100
                                                                   -----------
                                                                   $   139,350

(2) The general partners of the joint venture have a 1% interest in partnership distributions until the amounts specified in the partnership agreement, generally the limited partners' subscription amount plus a specified return, are received by the limited partners, after which the general partners have a 20% interest in partnership distributions. Under the partnership agreement, the general partners of the joint venture will receive an aggregate of $65,600 of the estimated net distribution amount, which will be shared equally by the corporate general partner and the individual general partner.


DISADVANTAGES OF THE LIQUIDATION PLAN

         The principal disadvantages that would result to the unitholders and the general partners of Enstar 5A from completing the Liquidation Plan are that by selling the system now, Enstar 5A would not benefit from any increased revenues that might result from an upgrade of the system, or from possible further improvements in economic and market conditions that might increase the sale price of the system and, thereby, increase the system's liquidation or going-concern value to the unitholders and the general partners of Enstar 5A. However, the corporate general partner does not believe that significant increases in revenues are likely to result from an upgrade, or that in its present condition, the system's sale value is likely to increase. Accordingly, the corporate general partner believes these potential risks are outweighed by the potential benefits to be realized from the Liquidation Plan.

CONSEQUENCES OF FAILURE TO APPROVE THE LIQUIDATION PLAN

         If the Access Sale, the Cumberland Sale and the Liquidation Plan are not completed, Enstar 5A will continue to own its interest in the joint venture and the joint venture will continue to operate the system for an indefinite period of time. If the Liquidation Plan is not approved, the corporate general partner believes the joint venture will continue to face significant competition from, and (without substantial technological upgrades) continue to lose subscribers to DBS operators. Unless the joint venture upgrades the system to have two-way transmission capability, it will not be able to offer internet and other interactive services comparable to those offered by the DBS operators that currently compete with the joint venture for video subscribers. Even if the joint venture were to undertake such upgrades, the corporate general partner believes that their cost would prevent Enstar 5A from operating profitably for at least the duration of its franchises that cover the largest number of subscribers. These franchises include its McCreary County, Monticello, Wayne County and Whitley County, Kentucky franchises. Last, if the Access Sale and the Cumberland Sale are not approved, the corporate general partner expects to continue to seek buyers for the system from time to time when, in the judgment of the corporate general partner, market conditions are favorable. Any such sale might be on terms less favorable than the terms of the proposed Access Sale and the Cumberland Sale. Failure by the unitholders to approve the Liquidation Plan will not affect their rights under the partnership agreement of Enstar 5A.

EFFECT OF TERMINATION OF THE ACCESS SALE OR THE CUMBERLAND SALE


         Even if the Liquidation Plan is approved by the unitholders, the Access Sale or the Cumberland Sale may not occur because the asset purchase agreements may be terminated prior to closing. Each of the asset purchase agreements with Access and Cumberland provide that the parties may terminate the agreements prior to closing upon certain events. These events include: (1) the failure of the parties to close the transactions by a certain outside closing date, which for the Access Sale is March 31, 2003 and the Cumberland Sale is March 31, 2003,
(2) a breach of the agreement by a party which is not cured within 30 days, (3) if the representations and warranties of a party fails to be true as of the outside closing date, and (4) if a majority-in-interest of unitholders disapprove the transaction or fail to approve the transaction by the end of the consent solicitation period.


         If the Liquidation Plan is approved by a majority-in-interest of the unitholders, but either of the asset purchase agreements with Access or Cumberland are terminated in accordance with their terms prior to closing, then the corporate general partner intends to complete the transaction with the other purchaser whose agreement has not been terminated. For example, if a majority-in-interest of the unitholders approves the Liquidation Plan, but the asset purchase agreement with Cumberland is terminated prior to closing in accordance with its terms, then the joint venture will close the transaction with Access and sell those portions of its system. Thereafter, under this example, the joint venture would continue to operate that portion of the system that would have been sold to Cumberland in the Cumberland Sale. There can be no assurance that the joint venture could profitably operate after such a sale where only a portion of the system remains. The corporate general partner would thereafter continue to seek buyers for the remaining portion of the system to complete the liquidation of the joint venture and Enstar 5A. Any future sale might be on terms less favorable than the terms of the transactions currently proposed.

APPROVAL OF THE LIQUIDATION PLAN BY ENSTAR 5B

         Enstar 5A and Enstar 5B are co-partners in the joint venture. Under the partnership agreement for the joint venture, all action to be taken by the joint venture, including the sale of its assets, must be approved by both Enstar 5A and Enstar 5B. As a result, the Access Sale and the Cumberland Sale and the Joint Venture Liquidation cannot occur without the approval of Enstar 5B. Enstar 5B, a Georgia limited partnership, has a corporate structure similar to Enstar 5A, including the same corporate general partner. As with Enstar 5A, a majority-in-interest of Enstar 5B's limited partners must give their approval of these transactions. The corporate general partner plans to seek approval of Enstar 5B's limited partners through a separate consent solicitation. As a result, if a majority-in-interest of the limited partners of Enstar 5A approve the Liquidation Plan but a majority-in-interest of the limited partners of Enstar 5B do not approve the Access Sale, the Cumberland Sale and the Joint Venture Liquidation, then the Liquidation Plan cannot be completed.

SALE OF THE MISSOURI SYSTEM


         The joint venture has entered into an asset purchase agreement to sell the joint venture's remaining system in Pomme de Terre, Missouri to Telecommunications. The limited partnership agreement for Enstar 5A gives the general partners the authority to sell or otherwise dispose of the property and assets of Enstar 5A without unitholder approval. However, the prior consent of unitholders holding a majority-in-interest of the outstanding units must approve sales which involve all or substantially all of the property of Enstar 5A. As of January 31, 2003, the Pomme de Terre system had 778 subscribers, which amounts to approximately 6% of the 12,604 total subscribers in the joint venture's system. The corporate general partner believes that the Pomme de Terre system is not a substantial part of the joint venture's system and believes the sale to Telecommunications to be in the best interests of Enstar 5A and the unitholders. The corporate general partner intends to pursue the sale of the Pomme de Terre system independent of the unitholders approval of the Liquidation Plan.


         Under the asset purchase agreement with Telecommunications, Telecommunications will acquire the cable television assets of ten partnerships managed by the corporate general partner, of which the Missouri system is a part. The sale price will be approximately $15.3 million for all of the cable television system assets of the selling partnerships (the "sellers"), subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions. In its bid for all of these systems, Telecommunications allocated the total purchase price among each of the systems being sold, with approximately $502,800 to be paid to the joint venture for its Missouri system. The allocation of the aggregate purchase price to the Missouri system was based on a sale price of $599 per subscriber.


         The sale price to be paid to the joint venture is subject to customary working capital closing adjustments. In addition, Telecommunications assigned a prescribed target number of subscribers at closing for the Missouri system. This target number was 839, and any shortfall in that target number for the Missouri system will result in the sale price being reduced by $599 per shortfall subscriber. As of January 31, 2003, there was a shortfall of 12 subscribers, which if the closing were held at that date would reduce the purchase price by $36,539. In addition, $24,580 of the purchase price will be placed in escrow for any indemnification to which Telecommunications may be entitled from the joint venture. Total indemnification claims against all sellers may not exceed $1,600,000. Telecommunications' address is 110 North Main, Sikeston, MO 63801, telephone: 573-472-9500.


LIQUIDATION OF THE JOINT VENTURE

         Access, Cumberland and Telecommunications will be purchasing all of the joint venture's cable television system. Consequently, after the Access Sale, the Cumberland Sale and the Missouri Sale, the joint venture will have no cable television system assets. The joint venture will no longer be able to fulfill its partnership purpose, which is to own and operate cable television systems. Therefore, the joint venture will dissolve after completing the Access Sale, the Cumberland Sale, and the Missouri Sale, paying its debts and distributing the balance of the proceeds to its general partners.

         As soon as practicable following the closing of the Access Sale, the Cumberland Sale and the Missouri Sale, Enstar 5A and Enstar 5B, as the general partners of the joint venture, will cause the joint venture to: (a) pay all costs associated with the Access Sale, the Cumberland Sale and the Missouri Sale; (b) estimate and reserve for all such costs associated with the Access Sale, the Cumberland Sale and the Missouri Sale for which invoices have not yet been received; and (c) provide a further contingency reserve for all other outstanding expenses and liabilities of the joint venture. The general partners of the joint venture will cause the joint venture to distribute the balance of the cash from the Access Sale, the Cumberland Sale, the Missouri Sale and the liquidation of the joint venture's other assets, to Enstar 5A and Enstar 5B as the partners.

LIQUIDATION OF ENSTAR 5A

         All of the cable television assets of Enstar 5A are owned through the joint venture. As part of the Liquidation Plan, the joint venture will dispose of its assets, dissolve and terminate. Consequently, after the dissolution of the joint venture, Enstar 5A will not have any operating assets and will no longer be able to fulfill its partnership purpose, which is to own and operate cable television systems.

         The corporate general partner presently expects that the Access Sale will close on or before March 31, 2003, that the Cumberland Sale will close on or before March 31, 2003 and that the Missouri Sale will close on or before June 30, 2003. These dates are based on the outside closing dates agreed to by the parties in the asset purchase agreements with Access, Cumberland and Telecommunications. The asset purchase agreement with Telecommunications, which was entered into by the joint venture approximately a month later than the purchase agreements for the Access Sale and the Cumberland Sale, involves the sale of systems by nine other affiliated partnerships. Each of these partnerships and the joint venture must satisfy conditions requiring them to obtain unitholder approval of the transaction and to transfer franchise agreements. Because the asset purchase agreement with Telecommunications was executed later than the asset purchase agreements with Access and Cumberland, and because of the complexities associated with the Missouri Sale being part of a larger transaction involving other Enstar partnerships, the closing of the Missouri Sale is expected to be significantly later than the closing dates for the Access Sale and the Cumberland Sale.

         As soon as practicable following the closing of the Access Sale, the Cumberland Sale and the Missouri Sale and dissolution of the joint venture, the general partners, on behalf of Enstar 5A, will cause Enstar 5A perform certain administrative actions to: (a) pay all costs associated with the Liquidation Plan, including costs associated with the solicitation of consents from the unitholders; (b) estimate and reserve for all such costs associated with the Liquidation Plan for which invoices have not yet been received; and (c) provide a further contingency reserve for all other outstanding expenses and liabilities of Enstar 5A. The general partner will cause Enstar 5A to distribute the balance of the cash from the Liquidation Plan to the unitholders and the general partners, as provided in the partnership agreement. These administrative actions require a period of time to properly process and finalize, which the corporate general partner estimates to be up to 90 days following the closing of the Access Sale and the Cumberland Sale.


         The corporate general partner anticipates making initial distributions to the unitholders within 90 days after the closing of the Access Sale and the Cumberland Sale. The remaining assets of Enstar 5A, and any remainder of the contingency reserve, will be distributed to the unitholders and the general partners as soon as practicable after the release of any remaining sales proceeds from escrow. The corporate general partner estimates that this will occur approximately 13 months after the close of the Missouri Sale. Enstar 5A will terminate and be dissolved upon the disposition of all of its assets.

FEDERAL INCOME TAX CONSEQUENCES OF THE LIQUIDATION PLAN

GENERAL

         The following discussion generally summarizes the federal income tax consequences expected to arise from the consummation of the Liquidation Plan. Further, it does not summarize state tax consequences of the Liquidation Plan, which can vary from state to state. The tax information included here was prepared from tax data compiled by the corporate general partner in its role as Enstar 5A's tax administrator. The tax discussion that follows is merely intended to inform unitholders of factual information; it should not be considered tax advice and should not be relied upon as such. This summary also is not intended to be and should not be considered an opinion respecting the federal, state, local or foreign tax consequences to a particular limited partner. DUE TO THE COMPLEXITY OF THE TAX ISSUES INVOLVED, UNITHOLDERS ARE URGED TO CONSULT WITH THEIR PERSONAL TAX ADVISORS REGARDING THEIR INDIVIDUAL CIRCUMSTANCES AND THE TAX REPORTING CONSEQUENCES OF THE LIQUIDATION PLAN.

         This summary is based upon the Internal Revenue Code of 1986, as amended (which is also referred to as the Code); existing Final, temporary and proposed Treasury regulations thereunder (which are also referred to as the "Regulations"); published rulings and practices of the Internal Revenue Service

(which is also referred to as the "IRS"); and court decisions, each as currently in effect. The corporate general partner cannot assure you that the IRS will agree with the conclusions in this section or that future legislation or administrative changes or court decisions will not significantly modify the federal income tax law regarding the matters described herein, potentially with retroactive effect. This interpretation also is subject to subsequent issuance of Treasury regulations and procedures for federal income tax reporting.

         This summary only addresses those unitholders who hold their units as a capital asset and does not discuss all the federal income tax aspects of the Liquidation Plan that may be relevant and material to a particular unitholder in light of the unitholder's personal circumstances (including the application of the alternative minimum tax), or to certain types of unitholders who are subject to special treatment. For example, insurance companies, S corporations, partnerships, pension and profit sharing plans, tax-exempt organizations, non-U.S. taxpayers and others may be subject to special rules not discussed below. This summary also does not address other federal, state, local or foreign tax consequences of consummation of the Liquidation Plan.

PARTNERSHIP STATUS


         Under current law, a "partnership" is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account in computing the partner's income tax liability that partner's allocable share of Enstar 5A's items of income, gain, loss, deduction and credit. The distribution of cash attributable to partnership income is generally not a separate taxable event. This tax treatment, however, depends entirely upon the joint venture's classification as a "partnership" and Enstar 5A's classification as a "partnership" (rather than as an "association taxable as a corporation") for federal income tax purposes. This summary assumes that the joint venture and Enstar 5A have been and will continue to be properly classified as a "partnership" for federal income tax purposes. No opinion of counsel or of the joint venture's and partnership's independent accountants or ruling from the IRS is currently being sought with respect to this partnership status issue.


FEDERAL INCOME TAX CONSEQUENCES

         o REALIZATION OF GAIN ON SALE OF ASSETS. Consummation of the Liquidation Plan will cause Enstar 5A to recognize gain for federal income tax purposes. In general, that gain will equal the excess of the "amount realized" over the joint venture's adjusted basis in the assets. The corporate general partner anticipates that some or all of the recognized gain will be taxable as ordinary income resulting from the recapture of previously claimed deductions for depreciation and amortization under section 1245 of the Code. The gain recognized by a limited partner may be reduced by the limited partner's prior losses not deductible because of the "passive activity loss" limitations under section 469 of the Code. For more information please see the subsection entitled "Passive Activity Losses" below.


         As an example, the corporate general partner estimates that the amount of gain that is allocable to an investor who purchased units for $250 per unit at the time of the initial offering on the units by Enstar 5A (an "Original Limited Partner") to be $71 per unit. The corporate general partner also believes that this amount will be treated as ordinary income, resulting from the recapture of previously claimed depreciation and amortization under Code Section 1245. The aggregate gain per unit may be reduced by the passive activity loss carry forward of approximately $108 per unit (to the extent previously allocated losses were not previously utilized by an Original Limited Partner). Therefore the net gain will be reduced to zero, if an Original Limited Partner has not previously utilized passive activity losses allocated from Enstar 5A.

         For federal income tax purposes, upon consummation of the Liquidation Plan and the resulting payment of Enstar 5A's indebtedness, each limited partner will be treated as being released from its allocable share of Enstar 5A's nonrecourse liabilities so satisfied (estimated to be $23 per unit) and as receiving a deemed distribution equal to that amount. Each limited partner will have to calculate his or her respective capital gain, if any, realized upon the receipt of (1) the estimated $119 per unit cash distribution from Enstar 5A upon consummation of the Liquidation Plan, and (2) the estimated $23 per unit deemed distribution from Enstar 5A upon the payment of Enstar 5A's nonrecourse liabilities. In order to make such determination, a limited partner must calculate his or her tax basis in the units as of the end of the taxable year in which the distributions occur.


         A limited partner will realize a capital gain equal to the excess, if any, of (1) the aggregate amount of the cash and deemed distributions received by any limited partner upon the consummation of the Liquidation Plan and payment of Enstar 5A's nonrecourse liabilities, respectively, over (2) the limited partner's tax basis in his or her units. The corporate general partner estimates that Original Limited Partners should not realize any capital gain as a result of these distributions.


         CERTAIN ASSUMPTIONS UNDERLYING THE ESTIMATED DISTRIBUTIONS PER UNIT AND RELATING TO THE POTENTIAL FEDERAL TAX CONSEQUENCES OF THE LIQUIDATION PLAN TO AN ORIGINAL LIMITED PARTNER ARE ILLUSTRATED IN THE FOLLOWING TABLES:


                                                                                        Per
                                                                                        Unit
                                                                                       ------
ESTIMATED TAX BASIS PER UNIT (PRE LIQUIDATION PLAN)
Initial capital contribution . . . . . . . . . . . . . . . . . . . . . . . . . .       $  250
Estimated allocable share of partnership nonrecourse liabilities . . . . . . . .           23
Cash distributions through December 31, 2002 . . . . . . . . . . . . . . . . . .          (33)
Estimated net income (loss) through December 31, 2002. . . . . . . . . . . . . .         (108)
                                                                                       ------
Estimated tax basis per unit prior to Liquidation Plan . . . . . . . . . . . . .          132

ESTIMATED TAX BASIS PER UNIT (POST LIQUIDATION PLAN)
Estimated tax basis per unit . . . . . . . . . . . . . . . . . . . . . . . . . .          132
Estimated section 1245 gain. . . . . . . . . . . . . . . . . . . . . . . . . . .           71
Estimated section 1231 gain. . . . . . . . . . . . . . . . . . . . . . . . . . .            -
                                                                                       ------
Estimated tax basis per unit before distributions. . . . . . . . . . . . . . . .          203
Cash distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (119)
Deemed distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (23)
                                                                                       ------
Estimated tax basis per unit after distributions . . . . . . . . . . . . . . . .       $   59
                                                                                       ======



         o PASSIVE ACTIVITY LOSSES. Under section 469 of the Code, non-corporate taxpayers, personal service corporations or other closely held corporations generally can deduct "passive activity losses" in any year only to the extent of its passive activity income for that year. Substantially all post-1986 losses of unitholders from Enstar 5A should be considered passive activity losses. Thus, unitholders may have "suspended" passive losses from Enstar 5A (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts which have not been used to offset income from other activities) which may be available to shelter gain from the Liquidation Plan. Unitholders should consult their own tax advisors regarding the effect that the passive activity loss rules will have upon his or her tax situation.

         o UNRELATED BUSINESS INCOME. For most tax-exempt unitholders, a portion of the gain from the sale of the assets will be treated as unrelated business income subject to tax under section 511 of the Code. Under section 514(a) of the Code, gain from the sale of "debt-financed property" is treated as unrelated business income generally in an amount equal to a ratio determined by comparing the property's debt to its cost basis. Additional unrelated business income may result to a tax-exempt unitholder that borrowed funds to purchase its units. Tax-exempt unitholders should consult their own tax advisors regarding the unrelated trade or business income that may result from the sale of the joint venture's system.


         o FOREIGN INVESTORS. A unitholder who is a nonresident alien individual, foreign corporation or other foreign person, is subject to a withholding tax on that person's share of the gain recognized on the Liquidation Plan, assuming Enstar 5A is deemed to be engaged in a U.S. trade or business and Enstar 5A's taxable income is effectively connected with the trade or business. The withholding rates are 38.6% for unitholders other than corporate unitholders and 35% for corporate unitholders. Amounts withheld will be remitted to the IRS and the foreign person will receive a credit on such person's U.S. income tax return filed for the amount of the tax withheld by Enstar 5A. The tax withheld will be treated as a distribution to the foreign unitholder.


         o COMPLETE LIQUIDATION. In general, upon complete liquidation of Enstar 5A, gain may be recognized by a unitholder upon receipt of a liquidating distribution, but only to the extent any money and certain other property received exceeds the adjusted basis of the unitholder's units. In most cases, it is anticipated that a unitholder's basis for his units should exceed his liquidating distribution, primarily because the basis for his units will be increased by his share of gain on the sale of the assets. Thus, little or no additional gain should be recognized as a result of receiving a liquidating distribution. However, this may not be true in all cases, as some of the unitholders may recognize gain on the liquidation of Enstar 5A in addition to their share of gain realized by Enstar 5A on the sale of the joint venture's assets. Since any decrease in a unitholder's share of partnership liabilities is deemed to be a distribution of money, the amount of gain on a liquidation distribution may exceed the actual distribution of money. Loss will generally be recognized by a unitholder only if he receives no property other than money, and then only to the extent the adjusted basis of his units exceed the sum of any money received. However, the deductibility of capital losses is limited for both corporate and non-corporate unitholders.


         UNITHOLDERS ARE URGED TO CONSULT THEIR PERSONAL TAX ADVISORS FOR ADVICE REGARDING THE FEDERAL INCOME TAX CONSEQUENCES TO THEM WITH RESPECT TO THE LIQUIDATION PLAN, INCLUDING THE LIQUIDATION AND TERMINATION OF ENSTAR 5A.


STATE TAX CONSEQUENCES

         Many states impose income tax withholding requirements on partnerships that have nonresident partners. These requirements are at the partnership level and, therefore, do not reflect the actual tax profile of the individual partner. Nonetheless, unitholders are urged to consult their personal tax advisors for advice regarding the application of the information set forth herein to their individual circumstances, including the state tax consequences to each of them on the consummation of the Liquidation Plan and related distributions.

NO APPRAISAL RIGHTS

         If the unitholders owning a majority of the units on the Record Date vote in favor of the Liquidation Plan, that approval will bind all unitholders. The partnership agreement of Enstar 5A and the Georgia Revised Uniform Limited Partnership Act, under which Enstar 5A is governed, do not give rights of appraisal or similar rights to unitholders who dissent from the vote of the majority-in-interest in approving the Liquidation Plan. Accordingly, dissenting unitholders do not have the right to have their units appraised and to have a judicial determination of the fair value of their units paid to them because they disapprove of the Liquidation Plan.

               NO ESTABLISHED MARKET PRICES FOR PARTNERSHIP UNITS

         No established market for the units of Enstar 5A was ever expected to develop, and none has developed. Consequently, transactions in the units have been limited and sporadic, and it is not known to what extent those transactions have been on a fully arm's-length basis, as between willing buyers and willing sellers.

         The following table sets forth the high and low sales prices, known to the corporate general partner, for Enstar 5A's units during the period January 1, 2000 through September 30, 2002:

                                                                                      NUMBER
                                                                                        OF               TOTAL UNITS
PERIOD                                    HIGH                    LOW                 TRADES                TRADED
------                                 ----------             ----------            ----------         ---------------

January-March 2000                       107.21                  75.00                  26                    816
April-June 2000                          125.89                  50.00                  37                  1,017
July-September 2000                      123.00                  50.00                  25                    833
October-December 2000                    146.00                  80.50                  48                  1,960
January-March 2001                       162.00                  62.50                  22                    550
April-June 2001                          157.00                 100.00                   5                    125
July-September 2001                      138.00                  75.00                  14                    741
October-December 2001                    145.00                  70.00                  15                    559
January-March 2002                       132.00                  25.00                  18                  1,684
April-June 2002                          135.60                  25.00                  21                  2,043
June-September 2002                      133.10                  80.00                   7                    171

                          DISTRIBUTIONS TO UNITHOLDERS


         Since the inception of Enstar 5A, it has made aggregate cash distributions to its unitholders in the amount of approximately $2.0 million or an aggregate of approximately $33 per unit. These distributions were made from Enstar 5A's operating cash flow. However, Enstar 5A has made no distributions to unitholders since 1990.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         On December 31, 2002, there were 59,766 units issued and outstanding and entitled to vote on matters upon which the unitholders may vote or consent, which were held by 1,413 unitholders. None of the affiliates of the corporate general partner, or any of the executive officers or directors of the corporate general partner or any of its affiliates, owns any of the units, nor has any of these persons engaged in any transaction in the units during the 60-day period immediately preceding the date hereof.


         As of December 31, 2002, the following group of unitholders beneficially owned, in the aggregate, 5% or more of the total outstanding units. As of the date hereof, there is no other person known by Enstar 5A to own beneficially, or that may be deemed to own beneficially, more than 5% of the units.

---------------------------------------------------------------------------------------------------------------------

NAME AND ADDRESS OF BENEFICIAL                            AMOUNT AND NATURE OF BENEFICIAL
     OWNER AND ADDRESS                                               OWNERSHIP                      PERCENT OF CLASS
                                                    ------------------------------------------
                                                    SOLE VOTING POWER      SHARED VOTING POWER
---------------------------------------------------------------------------------------------------------------------
The Harmony Group II, LLC
P.O. Box 7533                                               0                     3,105(1)                 5.2
Incline Village, Nevada 89452
---------------------------------------------------------------------------------------------------------------------
First Equity Realty, LLC
555 Fifth Avenue, 19th Floor                                0                     3,105(2)                 5.2
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------
Bryan E. Gordon
P.O. Box 7533                                               0                     3,105(3)                 5.2
Incline Village, Nevada 89452
---------------------------------------------------------------------------------------------------------------------
Ronald M. Dickerman
555 Fifth Avenue, 19th Floor                                0                     3,105(4)                 5.2
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------
Everest Cable Investors LLC
199 S. Los Robles Avenue Ste 440                          3,736(5)                  0                     6.25
Pasadena, California 91101
---------------------------------------------------------------------------------------------------------------------

------------
(1) The Harmony Group II, LLC is a controlling member of Madison Avenue Investment Partners, LLC ("MAIP") and Madison/OHI Liquidity Investors, LLC ("Madison/OHI"). MAIP controls various entities which are the nominee owners of, or the successors by merger to the assets of, units of Enstar 5A. Madison/OHI controls an entity which is the nominee owner of the units. Neither MAIP, Madison/OHI, nor any of the nominees beneficially owns 5% or more of the units.

(2) First Equity Realty, LLC also is a controlling member of MAIP and Madison/OHI.

(3) Mr. Gordon is the Managing Member of Harmony.

(4) Mr. Dickerman is the Managing Member of First Equity.

(5) Amount and percent of beneficial ownership listed are based solely on information received from Enstar 5A's transfer agent, Gemisys Financial Services. Everest Cable Investors LLC, Stephen Feinberg and W. Robert Kohorst filed a Schedule 13G with the Securities and Exchange Commission which reported beneficial ownership of 3,728 units, or 6.2% of the outstanding units.


         The corporate general partner is an indirect, wholly-owned subsidiary of Charter Communications, Inc. Charter Communications, Inc., is beneficially controlled by Paul G. Allen.

                   IDENTITY AND BACKGROUND OF CERTAIN PERSONS

ENSTAR COMMUNICATIONS CORPORATION

         Enstar Communications is the corporate general partner of Enstar 5A. Enstar Communications is a Georgia corporation whose principal business is to engage in the cable and telecommunications business, both as general partner of 14 limited partnerships formed to own and operate cable television systems, and through a wholly-owned operating subsidiary. As of December 31, 2001, Enstar Communications managed cable television systems serving approximately 74,000 basic subscribers. Enstar Communications has caused Enstar 5A to pursue a process of liquidation because of difficulties of profitably operating a rural system on a long-term basis. The address and telephone number of Enstar Communications' principal executive offices is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

         Set forth below is certain general information about the Director and the Executive Officers of Enstar Communications. Each of these individuals holds the same positions as an executive officer of each of the participants, except for Steven A. Schumm, who also serves as the sole director of Enstar Communications. Information about the directors of Charter Communications, Inc., is set forth under "Identity and Background of Certain Persons -- Charter Communications, Inc." on pages 51-52.


         The business address and telephone number of each of the following individuals is 12405 Powerscourt Drive, St. Louis, Missouri; tel.: (314) 965-0555.


Name                         Age         Position
----                         ---         --------
Steven A. Schumm........      50         Director, Executive Vice President, Chief Administrative
                                         Officer and Interim Chief Financial Officer

Carl E. Vogel...........      44         President and Chief Executive Officer

Margaret A. Bellville...      49         Executive Vice President and Chief Operating Officer

Paul Martin.............      41         Senior Vice President - Corporate Controller

Curtis S. Shaw..........      53         Senior Vice President, General Counsel and Secretary

Steven E. Silva.........      42         Executive Vice President -  Corporate Development and Chief
                                         Technology Officer


         STEVEN A. SCHUMM, Director, Executive Vice President, Chief Administrative Officer and Interim Chief Financial Officer. Prior to joining Charter Investment, Inc. (also called "Charter Investment") (a predecessor of, and currently an affiliate of, Charter Communications, Inc., which is also referred to as Charter) in 1998, Mr. Schumm was Managing Partner of the St. Louis office of Ernst & Young LLP for 14 years. He had joined Ernst & Young in 1974. He served as one of 10 members of the firm's National Tax Committee. Mr. Schumm earned a B.S. degree from Saint Louis University.

         CARL E. VOGEL, President and Chief Executive Officer. Mr. Vogel has held this position (and also has served as a director of Charter Communications, Inc.) since October 2001. Mr. Vogel has more than 20 years of experience in telecommunications and the subscription television business. Prior to joining Charter, he was a Senior Vice President of Liberty Media Corp., from November 1999 to October 2001, and the Chief Executive Officer of Liberty Satellite and Technology, from April 2000 to October 2001. Prior to joining Liberty, Mr. Vogel was an Executive Vice President and the Chief Operating Officer of Field Operations for AT&T Broadband and Internet Services, with responsibility for managing operations of all of AT&T's cable broadband properties, from June 1999 to November 1999. From June 1998 until June 1999, Mr. Vogel served as Chief Executive Officer of Primestar, Inc., a national provider of subscription television services, and from 1997 to 1998, he served as Chief Executive Officer of Star Choice Communications. From 1994 through 1997, Mr. Vogel served as the President and Chief Operating Officer of EchoStar Communications. He began his career at Jones Intercable in 1983. Mr. Vogel serves as a director of On-Command Corporation. Mr. Vogel earned a B.S. degree in Finance and accounting from St. Norbert College.



         MARGARET A. BELLVILLE, Executive Vice President and Chief Operating Officer. Before joining Charter in December 2002, Ms. Bellville was President and CEO of Incanta Inc., a technology-based streaming content company from 2001 to 2002. Prior to that, she worked for six years at Cox


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

Communications, the nation's fourth-largest cable television company. She joined Cox in 1995 as Vice President of Operations and advanced to Executive Vice President of Operations. Ms. Bellville joined Cox from Century Communications, where she served as Senior Vice President of the company's southwest division. Before that, Ms. Bellville served seven years with GTE Wireless in a variety of management and executive-level roles. A graduate of the State University of New York in Binghamton, Ms. Bellville is also a graduate of Harvard Business School's Advanced Management Program. She currently serves on the Dan O'Brien Youth Foundation Board, the Public Affairs committee for the NCTA, the CTAM Board of Directors, and is a trustee and secretary for the industry association Women in Cable and Telecommunications. Ms. Bellville is an inaugural fellow of the Betsy Magness Leadership Institute and has been named "Woman of the Year" by Women in Cable and Telecommunications in California.



         PAUL E. MARTIN, Senior Vice President -- Corporate Controller. Prior to his promotion to his current position on April 22, 2002, Mr. Martin was Vice President and Corporate Controller from March 2000 of Charter. Prior to joining Charter in March 2000, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc. Mr. Martin is a certified public accountant and was associated with Arthur Andersen LLP for nine years. Mr. Martin received a B.S. degree in accounting from the University of Missouri -- St. Louis.



         CURTIS S. SHAW, Senior Vice President, General Counsel and Secretary. From 1988 until he joined Charter Investment in 1997, Mr. Shaw served as corporate counsel to NYNEX. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. degree from Trinity College and a J.D. degree from Columbia University School of Law.

         STEPHEN E. SILVA, Executive Vice President - Corporate Development and Technology and Chief of Technology Officer. Mr. Silva joined Charter Investment in 1995. Prior to this promotion to Executive Vice President and Chief Technology Officer in October 2001, he was Senior Vice President-- Corporate Development and Technology since September 1999. Mr. Silva previously served in various management positions at U.S. Computer Services, Inc., a billing service provider specializing in the cable industry. He is a member of the board of directors of Diva Systems Corporation.

         The business address and telephone number of each of the sole director and each of the executive officers listed above are: 12405 Powerscourt Drive, St. Louis, Missouri 63131, Telephone: (314) 965-0555.

ROBERT T. GRAFF

         Robert T. Graff is the individual general partner of Enstar 5A.
Mr. Graff was involved in the formation of Enstar 5A and the other Enstar affiliated partnerships in the late 1980's and continued his role as general partner thereafter. In 1993, Falcon Communications bought Mr. Graff's general partnership interests in some of those partnerships, which did not include Enstar 5A. Mr. Graff has been retired for more than the past ten years.
Mr. Graff is a citizen of the United States. Mr. Graff has not been actively involved in the management of Enstar 5A.

CHARTER COMMUNICATIONS, INC.

         Charter Communications, Inc. (also referred to as "Charter, Inc.") is a publicly-traded Delaware corporation that, operating through its subsidiaries, is the third largest operator of cable television systems in the United States. It provides cable television and other telecommunications services to approximately 6.7 million customers in 40 states. Since 1999, Charter, Inc., through its subsidiaries, completed 18 cable


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

system acquisitions, which added approximately 4.7 million customers. Under management agreements with Charter Communications Holding Company, LLC ("Holdco") and Charter Communications Operating, LLC ("Operating"), Charter, Inc. is responsible for the management of Holdco, Operating and their respective subsidiaries, which include all of the other participants, and controls the affairs of each of them. Paul G. Allen controls approximately 93.5% of the voting power of Charter, Inc.


         Listed below are the directors of Charter, Inc. Information about Charter, Inc.'s executive officers is set forth under the heading "Identity and Background of Certain Persons - Enstar Communications Corporation" on page 49.


         The business address and telephone number of Charter, Inc. and each of the following individuals is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

         PAUL G. ALLEN, 48, has been Chairman of the Board of Directors of Charter since July 1999, and chairman of the board of directors of Charter Investment since December 1998. Mr. Allen, a co-founder of Microsoft Corporation, has been a private investor for more than five years, with interests in over 140 companies, many of which contribute to the Wired World(TM) vision that Charter shares. Mr. Allen's investments include Vulcan Ventures Incorporated, Portland Trail Blazers NBA team, Seattle Seahawks NFL franchise, Vulcan Programming, Inc. and Vulcan Cable III Inc., and he has investments in TechTV, Inc., DreamWorks LLC, High Speed Access Corp., Oxygen Media, LLC and Wink Communications, Inc. He is a director of TechTV, Inc. and numerous privately held companies.


         CARL E. VOGEL, 44 (See "Identity and Background of Certain Persons -- Enstar Communications Corporation" on page 49).


         MARC B. NATHANSON, 56, has been a director of Charter since January 2000. Mr. Nathanson is the chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as chairman and chief executive officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as chairman and chief executive officer of Enstar Communications Corporation from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States to, and since 1998 has served as chairman of, The Broadcasting Board of Governors.

         RONALD L. NELSON, 49, has been a director of Charter since November 1999. Mr. Nelson is a founding member of DreamWorks LLC, where he has served in executive management since 1994. Prior to that time, during his 15 years at Paramount Communications Inc., he served in a variety of operating and executive positions. He currently serves as a member of the board of directors of Advanced Tissue Sciences, Inc. and Centre Pacific, L.L.C., a registered investment advisor. Mr. Nelson has a B.S. degree from the University of California at Berkeley and an M.B.A. degree from the University of California at Los Angeles.

         NANCY B. PERETSMAN, 47, has been a director of Charter since November 1999. Ms. Peretsman has been a managing director and executive vice president of Allen & Company Incorporated, an investment bank unrelated to Paul G. Allen, since 1995. From 1983 to 1995, she was an investment banker at Salomon Brothers Inc., where she was a managing director since 1990. She is a director of Priceline.com Incorporated and several privately held companies. She has a B.A. degree from Princeton University and an M.P.P.M. degree from Yale University.

         WILLIAM D. SAVOY, 38, has been a director of Charter since July 1999 and a director of Charter Investment since December 1998. Since 1990, Mr. Savoy has been an officer and a director of many


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

affiliates of Mr. Allen, including vice president and a director of Vulcan Ventures Incorporated and president of Vulcan, Inc., Vulcan Programming, Inc. and Vulcan Cable III Inc. Mr. Savoy also serves on the advisory board of DreamWorks LLC and as a director of drugstore.com, RCN Corporation, Telescan, Inc., TechTV, Inc. and Digeo Technology, Inc. Mr. Savoy holds a B.S. degree in computer science, accounting and finance from Atlantic Union College.

         JOHN H. TORY, 47, has been a director of Charter since December 2001. Mr. Tory is the President and Chief Executive Officer of Rogers Cable Inc., Canada's largest broadband cable operator, and has held that position since April 1999. From 1995 to 1999, Mr. Tory was President and Chief Executive Officer of Rogers Media Inc., a broadcasting and publishing company. Prior to joining Rogers, Mr. Tory was a managing partner and member of the executive committee at Tory Tory DesLauriers & Binnington, one of Canada's largest law firms. Mr. Tory serves on the board of a number of Canadian companies, including Rogers Cable Inc., Rogers Media Inc., Cara Operations Limited, Enbridge Consumers Gas and the Toronto Blue Jays Baseball Club. He also served for nine years as the Chairman of the Canadian Football League, including four years as League Commissioner. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School.

         LARRY W. WANGBERG, 59, has been a director of Charter Communications, Inc. since January 2002. Mr. Wangberg served as Chairman, Chief Executive Officer and a director of TechTV Inc., a cable television network, since 1997 until July 2002. Prior to joining TechTV Inc., Mr. Wangberg was chairman and Chief Executive Officer of StarSight Telecast Inc., an interactive navigation and program guide company which later merged with Gemstar International, from 1994 to 1997. Mr. Wangberg was chairman and Chief Executive Officer of Times Mirror Cable Television and senior vice president of its corporate parent, Times Mirror Co., from 1983 to 1994. He currently serves on the boards of TechTV Inc., Autodesk Inc., and ADC Telecommunications. Mr. Wangberg holds a bachelor's degree in mechanical engineering and a master's degree in industrial engineering, both from the University of Minnesota.

CHARTER COMMUNICATIONS HOLDING COMPANY, LLC

         Charter Communications Holding Company, LLC ("Holdco") is a Delaware limited liability company, and a direct subsidiary of Charter, Inc. Holdco, through its subsidiaries (which include Enstar Communications Corporation) owns and operates Charter Inc.'s cable television systems. The business address and telephone number of Holdco's principal office is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

                                VOTING PROCEDURES


         Unitholders are provided with an opportunity to independently vote upon each proposal of the Liquidation Plan, which includes the Access Sale, the Cumberland Sale, the Joint Venture Liquidation and the Enstar Liquidation. However, the Liquidation Plan will not be carried out unless each proposal is approved by a majority-in-interest of the unitholders. A vote of the holders of a majority of the units on the Record Date to approve each proposal of the Liquidation Plan will bind all unitholders as to the Liquidation Plan.

         The close of business on         , 2003, is the Record Date for
                                  --------
determining the unitholders entitled to receive notice of the solicitation of consents and to consent to the Liquidation Plan. Consents of the unitholders will be solicited during the period, also referred to as the "Solicitation
Period," which begins on           and will end at 5:00 p.m., New York City
                         ---------
time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving each proposal of the Liquidation Plan are received by the corporate general partner and/or the soliciting agent; or


                                     - 53-


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

(2)               , 2003 (or, if the corporate general partner extends the
    --------------
Solicitation Period, then at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period). The enclosed consent card permits you to approve, disapprove or abstain with respect to the Liquidation Plan. Please indicate your approval, disapproval or abstention by marking and signing and dating the enclosed consent card and returning it in the enclosed self-addressed envelope to D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, a company Enstar 5A has engaged to act as its soliciting agent. An extension of the Solicitation Period will not impact the validity of consents already received.

         If you sign and send in the enclosed consent card and do not indicate how you want to vote as to the Liquidation Plan, your consent card will be treated as voting to APPROVE the Liquidation Plan. If you fail to send in your consent card, it will have the same effect as a vote to DISAPPROVE the Liquidation Plan. If you ABSTAIN as to the Liquidation Plan, it will have the same effect as a vote to DISAPPROVE the Liquidation Plan.

         You may change your vote at any time before 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving each proposal of the Liquidation Plan are received by the corporate general partner and/or the
soliciting agent; or (2)            , 2003 (or, if the corporate general partner
                         -----------
extends the Solicitation Period, then at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period). You can do this in one of two ways. First, you can send a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent. If you instructed a broker to vote your units, you must follow your broker's directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received before the end of the original Solicitation Period, or extended Solicitation Period, as the case may be.


         On December 31, 2002, there were 59,766 outstanding units entitled to vote on the Liquidation Plan, which were held by approximately 1,413 unitholders, none of whom are known to the corporate general partner to be an affiliate of the Enstar 5A, the corporate general partner, or of any affiliate of any of the other participants.

                              AVAILABLE INFORMATION

         This consent solicitation statement does not purport to be a complete description of all agreements and matters relating to the condition of Enstar 5A, its assets and the transactions described herein. With respect to statements contained in this consent solicitation statement as to the content of any contract or other document filed as an exhibit to Enstar 5A's Annual Report on Form 10-K for the year ended December 31, 2001, Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002 or a Current Report on Form 8-K, each such statement is qualified in all respects by reference to such reports and the schedules thereto, which may be obtained without charge upon written request to Enstar 5A. You also may obtain copies of the asset purchase agreements with Access, Cumberland and Telecommunications that are described in this consent solicitation statement, without charge, upon written request to Enstar 5A. To make such a request, you should write to Enstar Communications Corporation, 12405 Powerscourt Drive, St. Louis, Missouri 63131,
Attention: Partnership Relations; or call (314) 543-2389.

         The mailing address and telephone number of Charter Communications, Inc. and Enstar Communications Corporation are: 12405 Powerscourt Drive, St. Louis, Missouri 63131, Telephone: (314) 965-0555.


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                      INFORMATION INCORPORATED BY REFERENCE

         The Securities and Exchange Commission permits the participants to incorporate by reference the information that Enstar 5A has filed with it. This means that important information, not presented in this consent solicitation statement, may be contained elsewhere. The documents listed below are incorporated by reference:

         o  Our Annual Report on Form 10-K for the year ended December 31, 2001;

         o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002; and


         o Our Current Reports on Form 8-K filed on June 14, 2002, October 8, 2002 and February 12, 2003.


Copies of the Annual Report on Form 10-K for the year ended December 31, 2001 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 have been delivered with this consent solicitation. You may obtain an additional copy of the Form 10-K or Form 10-Q, without charge, by making a written request to Enstar Communications Corporation, 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations or by calling (314) 543-2389.


                                     - 55 -



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                 CONSENT SOLICITATION BY THE GENERAL PARTNER OF
                    ENSTAR INCOME/GROWTH PROGRAM FIVE-A, L.P.
                                  CONSENT CARD

         The undersigned record owner (the "Unitholder") of limited partnership units (the "Units") of Enstar Income/Growth Program Five-A, L.P., a Georgia limited partnership, (the "Partnership"), hereby specifies that all of the Units of the Partnership that the Unitholder is entitled to vote shall be voted as follows:


         AS SET FORTH IN THE CONSENT SOLICITATION STATEMENT, IN EACH CASE APPROVAL SHALL BE DEEMED TO INCLUDE SUCH NON-MATERIAL MODIFICATIONS AS ENSTAR COMMUNICATIONS CORPORATION, AS A GENERAL PARTNER OF THE PARTNERSHIP (THE "GENERAL PARTNER"), MAY IN ITS REASONABLE DISCRETION DETERMINE. IF YOU SIGN AND SEND THIS CONSENT CARD, BUT DO NOT SPECIFY YOUR VOTE ON THE PROPOSALS, YOUR CONSENT CARD WILL BE TREATED AS VOTING TO APPROVE EACH OF THE PROPOSALS. IF YOU FAIL TO SEND IN YOUR CONSENT CARD, THE EFFECT WILL BE THE SAME AS IF YOU VOTED TO DISAPPROVE THE LIQUIDATION PLAN. IF YOU VOTE TO ABSTAIN OR TO DISAPPROVE ONE OR MORE PROPOSALS, THE EFFECT WILL BE THE SAME AS IF YOU VOTED TO DISAPPROVE THE LIQUIDATION PLAN.


         The General Partner has recommended the adoption of a plan of liquidation with respect to the Partnership (the "Liquidation Plan") which would authorize:


         (1) Enstar Cable of Cumberland Valley, a Georgia general partnership co-owned by the Partnership (the "Joint Venture"), to sell those portions of its cable television system assets located in and around the communities of Monticello, Whitley City, Liberty, Cumberland, Greensburg, Williamsburg, Hustonville/Moreland, Kentucky and Jellico, Tennessee to Access Cable Television, Inc. a Kentucky corporation, under the Asset Purchase Agreement between the Joint Venture as Seller, and Access Cable Television, Inc., as Buyer, dated as of September 30, 2002 (the "Access Sale");

           APPROVE                    DISAPPROVE                  ABSTAIN
             [ ]                         [ ]                        [ ]

         (2) the Joint Venture to sell those portions of its cable television systems owned by the Joint Venture, located in and around the community of Russell Springs, Jamestown and Russell County, Kentucky, to Cumberland Cellular, Inc. a Kentucky corporation, under the Asset Purchase Agreement between the Joint Venture as Seller, and Cumberland Cellular, Inc. as Buyer, dated as of October 8, 2002 (the "Cumberland Sale");

           APPROVE                    DISAPPROVE                  ABSTAIN
             [ ]                         [ ]                        [ ]


         (3) As soon as practicable after the consummation of the Access Sale and the Cumberland Sale, to dissolve, terminate and liquidate the Joint Venture through one or more liquidating distributions to the Partnership and the other general partner of the Joint Venture, after the sale of the Partnership's remaining assets, payment of the Joint Venture's debts and obligations and paying or providing for the payment of the expenses of the Access Sale and the Cumberland Sale, in accordance with the partnership agreement of the Joint Venture (the "Joint Venture Liquidation"); and


           APPROVE                    DISAPPROVE                  ABSTAIN
             [ ]                         [ ]                        [ ]


         (4) As soon as practicable after the completion of the Joint Venture Liquidation, to dissolve, terminate and liquidate the Partnership through one or more liquidating distributions to the limited partners and general partners of the Partnership's remaining assets after payment of the Partnership's debts and obligations, in accordance with the partnership agreement of the Partnership, with the General Partner, or such party as designated by the General Partner, acting as the liquidating trustee.

           APPROVE                    DISAPPROVE                  ABSTAIN
             [ ]                         [ ]                        [ ]

                    (please date and sign on the other side)

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                     The undersigned hereby acknowledges receipt of the consent solicitation statement.

         The undersigned hereby revokes any prior authorization to vote the Units of the Partnership heretofore given by the undersigned to any person.

Dated                      , 2003
     ----------------------

                                                       (Unitholder's Signature)
                         ------------------------------

                                                       (Unitholder's Signature)
                         ------------------------------

         Please date and sign exactly as name appears on this consent card, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title and affixing corporate seal. If a partnership or limited liability company, sign in the partnership/limited liability company name, as the case may be, by a duly authorized person. In the case of joint ownership, each joint owner must sign.


                                     - 57 -